Exhibit 99

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Homes, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Homes, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Cash	$27,311	$41,331
Inventories	1,099,894	970,029
Investments in unconsolidated partnerships	154,396	111,653
Other assets	119,866	114,465

Total assets	$1,401,467	$1,237,478

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES:
Accounts payable and other liabilities	$294,292	$224,041
Liabilities related to consolidated inventory not owned	7,473	—
Mortgage notes payable	40,176	10,980
Due to affiliates	441,250	535,155

Total liabilities	783,191	770,176

STOCKHOLDER’S EQUITY:
Common stock, $10 par value; 5,000 shares authorized, issued and outstanding	50	50
Additional paid-in capital	16,175	16,175
Retained earnings	602,051	451,077

Total stockholder’s equity	618,276	467,302

Total liabilities and stockholder’s equity	$1,401,467	$1,237,478

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Sales of homes	$2,867,674	$2,747,249	$2,632,946
Sales of land	175,645	86,910	48,249
Revenues from affiliates	52,463	—	—

Total revenues	3,095,782	2,834,159	2,681,195

COSTS AND EXPENSES:
Cost of homes sold	2,240,364	2,168,708	2,110,249
Cost of land sold	141,007	75,678	41,246
Selling, general and administrative	339,113	327,620	295,183
Expense to affiliates	174,523	150,903	129,161
Minority interest	41,735	42,049	42,697

Total costs and expenses	2,936,742	2,764,958	2,618,536

Equity in earnings from unconsolidated partnerships	68,962	21,788	13,340
Management fees and other income, net	14,527	29,207	23,055

EARNINGS BEFORE PROVISION FOR INCOME TAXES	242,529	120,196	99,054

PROVISION FOR INCOME TAXES	91,555	45,374	38,136

NET EARNINGS	$150,974	$74,822	$60,918

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 2000	$50	$16,175	$315,337	$331,562
2001 net earnings	—	—	60,918	60,918

Balance, November 30, 2001	50	16,175	376,255	392,480
2002 net earnings	—	—	74,822	74,822

Balance, November 30, 2002	50	16,175	451,077	467,302
2003 net earnings	—	—	150,974	150,974

Balance, November 30, 2003	$50	$16,175	$602,051	$618,276

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$150,974	$74,822	$60,918
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,853	10,330	12,501
Equity in earnings from unconsolidated partnerships	(68,962)	(21,788)	(13,340)
Deferred income tax provision (benefit)	17,275	(15,246)	(10,745)
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in inventories	(21,237)	20,846	(39,614)
(Increase) decrease in other assets	(23,647)	(18,703)	3,659
Increase in accounts payable and other liabilities	52,758	22,581	2,285

Net cash provided by operating activities	117,014	72,842	15,664

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	30,565	2,040	(36,323)

Net cash provided by (used in) investing activities	30,565	2,040	(36,323)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(7,295)	(391)	(2,294)
Increase (decrease) in amounts due to affiliates	(154,304)	(89,061)	19,530

Net cash provided by (used in) financing activities	(161,599)	(89,452)	17,236

NET DECREASE IN CASH	(14,020)	(14,570)	(3,423)

CASH AT BEGINNING OF YEAR	41,331	55,901	59,324

CASH AT END OF YEAR	$27,311	$41,331	$55,901

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Consolidated inventory not owned	$7,473	$—	$—
Purchases of inventory financed by sellers	$2,391	$2,378	$5,848
Fair value of assets acquired	$60,257	$29,471	$—

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Lennar Homes, Inc., a wholly-owned subsidiary of Lennar Corporation, and all subsidiaries, partnerships and other entities (the “Company”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 7). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

During 2001, U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., which is a wholly-owned subsidiary of Lennar Homes, Inc., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership.

The transaction was accounted for as a reorganization of entities under common control and, accordingly, all prior period consolidated financial statements have been restated to consolidate the carrying values of the net assets and historical operations of the Texas Operations as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home Corporation. At the date of the acquisition, the Texas Operations had assets of $132.5 million and liabilities of $126.5 million. Minority interest is classified in due to affiliates in the consolidated balance sheets.

The Company operates in one operating and reporting segment—homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash as of November 30, 2003 and 2002 included $11.0 million and $14.4 million, respectively, of cash primarily held in escrow for approximately three days.

Inventories—Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates—Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies as well as minority interest.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Properties and Equipment—Operating properties and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. At November 30, 2003 and 2002, operating properties and equipment of $6.2 million and $6.5 million, respectively, were included in other assets in the consolidated balance sheets.

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs—Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. Warranty reserves are included in accounts payable and other liabilities in the consolidated balance sheets. The following table sets forth the activity in the Company’s warranty reserve for the year ended November 30, 2003:

(Dollars in thousands)
Warranty reserve, November 30, 2002	$39,312
Provision	44,427
Payments	(38,583)

Warranty reserve, November 30, 2003	$45,156

Self-Insurance—Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments—The carrying amount of cash and accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage notes payable have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 7).

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no impact on reported net earnings. In particular, operating results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

2.	ACQUISITIONS

During 2003, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $60.3 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $60.3 million and assumed no liabilities. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

During 2002, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $29.5 million in cash for the acquisition. These amounts paid on the Company’s behalf are included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $29.5 million and assumed no liabilities. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

3.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$177,079	$29,031
Inventories	1,146,552	631,005
Other assets	153,775	38,833

Total assets	$1,477,406	$698,869

Liabilities and equity:
Accounts payable and other liabilities	$191,854	$76,341
Notes and mortgages payable	680,122	336,190
Equity	605,430	286,338

Total liabilities and equity	$1,477,406	$698,869

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$945,219	$458,007	$429,834
Costs and expenses	651,114	387,290	364,209

Net earnings of unconsolidated partnerships	$294,105	$70,717	$65,625

At November 30, 2003, the Company’s equity interest in these Partnerships did not exceed 50%. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2003, 2002 and 2001, the Company received management fees and reimbursement of expenses from the Partnerships totaling $10.8 million, $6.6 million and $4.3 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of Partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the Partnerships. This in effect defers recognition of the Company’s share of the Partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2003, 2002 and 2001, $286.4 million, $242.3 million and $83.6 million, respectively, of the Partnerships’ revenues were from land sales to the Company or its affiliates.

In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2003, the Company had recourse guarantees of $45.7 million and limited maintenance guarantees of $81.8 million of Partnership debt. When the Company and/or its partners provide a guarantee, the partnership generally receives more favorable terms from its lenders than would otherwise be available to it. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds the unconsolidated partnership distributes. There were no assets held as collateral that, upon the occurrence of any triggering event or condition under a guarantee, the Company could obtain and liquidate to recover all or a portion of the amounts paid under a guarantee.

Investment in LandSource Communities Development LLC

In November 2003, the Company contributed its 50% ownership interest in certain of its jointly-owned unconsolidated partnerships that had significant assets with LNR Property Corporation, to a new limited liability company named LandSource Communities Development LLC (“LandSource”), in exchange for a 13% interest in LandSource. The assets and liabilities of LandSource at November 30, 2003 were $347.5 million and $122.3 million, respectively. The Company’s investment in LandSource was $30.3 million at November 30, 2003.

4.	MORTGAGE NOTES PAYABLE

At November 30, 2003, the Company had mortgage notes on land with fixed interest rates ranging from 3.0% to 7.0%. The weighted average interest rate of the notes was 3.4% at November 30, 2003. The notes are due through 2006 and are collateralized by land. As of November 30, 2003 and 2002, the outstanding balance of the notes was $40.2 million and $11.0 million, respectively.

The minimum aggregate principal maturities of mortgage notes payable during the five years subsequent to November 30, 2003 are as follows: 2004 – $2.1 million; 2005 – $34.1 million and 2006 – $4.0 million.

5.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$65,725	$53,182	$42,730
State	8,555	7,438	6,151

	74,280	60,620	48,881

Deferred:
Federal	15,334	(13,536)	(10,208)
State	1,941	(1,710)	(537)

	17,275	(15,246)	(10,745)

	$91,555	$45,374	$38,136

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Acquisition adjustments	$38	$424
Reserves and accruals	21,478	21,478
Capitalized expenses	29,622	28,393
Investments in unconsolidated partnerships	234	2,606
Other	4,438	16,733

Total deferred tax assets	55,810	69,634

Deferred tax liabilities:
Acquisition adjustments	616	169
Reserves and accruals	242	184
Capitalized expenses	10,537	10,664
Other	10,167	7,094

Total deferred tax liabilities	21,562	18,111

Net deferred tax asset	$34,248	$51,523

The net deferred tax asset is included in other assets in the consolidated balance sheets.

6.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest (9% annually) are included in expense to affiliates in the consolidated statements of earnings. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone.

During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property as applied to the grant from Greystone. The amounts paid quarterly by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets, and bear interest at 7.7% annually. The fee and its related interest are included in expense to affiliates in the consolidated statements of earnings. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

Under the agreements discussed above, during 2003, 2002 and 2001, the Company’s fee and related interest were $174.0 million, $150.5 million and $129.2 million, respectively.

During 2002, the Company entered into an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases certain employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred are included in selling, general and administrative expenses and the fee is included in expense to affiliates in the consolidated statements of earnings. During 2003 and 2002, the Company’s fee was $0.5 million and $0.4 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During January 2003, Lennar Family of Builders, LP (“LFB”), a wholly-owned subsidiary of the Company, entered into a contract with certain affiliates of Lennar Corporation whereby LFB will construct homes on behalf of the affiliates for a fee. Unpaid fees bear no interest. The construction fees are included in revenues from affiliates in the consolidated statement of earnings in fiscal 2003. During 2003, LFB’s construction fee revenue was $52.5 million. On a quarterly basis, these amounts are paid by Lennar Corporation to LFB. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003 and 2002, Lennar Corporation and its subsidiaries also advanced funds to the Company which had no stated repayment terms. At November 30, 2003 and 2002, the Company’s aggregate payable to affiliates was $441.3 million and $535.2 million, respectively.

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnerships

At November 30, 2003, the Company had investments in and advances to partnerships established to acquire and develop land for sale to the Company in connection with its homebuilding operations or for sale to third parties. The Company evaluated its partnership agreements entered into subsequent to January 31, 2003 under FIN 46. The Company determined that it is the primary beneficiary of one partnership that was created after January 31, 2003, and, accordingly, included the accounts of that partnership in the accompanying consolidated financial statements. The Company did not consolidate any other partnerships created after January 31, 2003 as the Company determined it was not the primary beneficiary, as defined under FIN 46. The Company is in the process of evaluating the remainder of its investments in unconsolidated partnerships that may be deemed variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to unconsolidated partnerships was its recorded investment in these partnerships totaling $154.4 million in addition to the exposure under the guarantees discussed in Note 3.

Option contracts

The Company evaluated its option contracts for land entered into subsequent to January 31, 2003 and determined it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46, the Company, as the primary beneficiary, is required to consolidate the land under option at fair value (the exercise price). The effect of the consolidation was an increase of $7.5 million to inventories with a corresponding increase to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2003. At November 30, 2003, the total fair value of the inventory consolidated under FIN 46 was $7.5 million. The Company is in the process of evaluating the remainder of its option contracts that may be deemed issued by variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company had non-refundable option deposits and/or letters of credit related to options with estimated aggregate exercise prices totaling approximately $1 billion.

8.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships until the Company is ready to build homes on them. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At

November 30, 2003, the Company had $45.1 million of non-refundable option deposits and advanced costs on real estate, which are included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2004 – $8.2 million; 2005 – $5.5 million; 2006 – $4.4 million; 2007 – $3.5 million; 2008 – $2.8 million and thereafter – $6.2 million. Rental expense for the years ended November 30, 2003, 2002 and 2001 was $8.4 million, $9.2 million and $9.0 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $214.2 million at November 30, 2003. The Company also had outstanding performance and surety bonds with estimated costs to complete of $367.2 million related principally to its obligations for site improvements at various projects at November 30, 2003. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

*  *  *  *  *  *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Southwest Holding Corp.:

We have audited the accompanying consolidated balance sheets of Lennar Southwest Holding Corp. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Homes, Inc., as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Cash	$5,932	$34,445
Inventories	444,528	445,734
Investments in unconsolidated partnerships	23,280	15,279
Other assets	43,410	36,366

Total assets	$517,150	$531,824

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES:
Accounts payable and other liabilities	$52,198	$45,640
Liabilities related to consolidated inventory not owned	7,473	—
Mortgage notes payable	1,633	—
Due to affiliates	362,547	394,287

Total liabilities	423,851	439,927

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, issued and outstanding	5	5
Additional paid-in capital	9,296	9,296
Retained earnings	83,998	82,596

Total stockholder’s equity	93,299	91,897

Total liabilities and stockholder’s equity	$517,150	$531,824

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Sales of homes	$1,184,148	$1,089,770	$1,013,847
Sales of land	42,047	24,484	15,692

Total revenues	1,226,195	1,114,254	1,029,539

COSTS AND EXPENSES:
Cost of homes sold	955,149	876,238	805,194
Cost of land sold	37,655	20,691	14,830
Selling, general and administrative	134,074	118,684	109,215
Licensing expense to affiliate	67,080	56,289	43,731
Minority interest	41,735	42,049	42,697

Total costs and expenses	1,235,693	1,113,951	1,015,667

Equity in earnings from unconsolidated partnerships	1,385	2,083	4,688
Management fees and other income, net	10,365	15,264	14,840

EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,252	17,650	33,400

PROVISION FOR INCOME TAXES	850	6,663	12,859

NET EARNINGS	$1,402	$10,987	$20,541

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 2000	$5	$9,296	$51,068	$60,369
2001 net earnings	—	—	20,541	20,541

Balance, November 30, 2001	5	9,296	71,609	80,910
2002 net earnings	—	—	10,987	10,987

Balance, November 30, 2002	5	9,296	82,596	91,897
2003 net earnings	—	—	1,402	1,402

Balance, November 30, 2003	$5	$9,296	$83,998	$93,299

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,402	$10,987	$20,541
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,073	1,895	1,934
Equity in earnings from unconsolidated partnerships	(1,385)	(2,083)	(4,688)
Deferred income tax provision (benefit)	87	2,265	(1,908)
Changes in assets and liabilities:
(Increase) decrease in inventories	8,500	(48,538)	(42,936)
Increase in other assets	(7,392)	(6,573)	(8,516)
Increase (decrease) in accounts payable and other liabilities	6,558	(7,403)	15,338

Net cash provided by (used in) operating activities	9,843	(49,450)	(20,235)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in investments in unconsolidated partnerships, net	(6,616)	(965)	(980)

Net cash used in investing activities	(6,616)	(965)	(980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowing	—	—	(1,061)
Increase (decrease) in amounts due to affiliates	(31,740)	41,481	34,325

Net cash provided by (used in) financing activities	(31,740)	41,481	33,264

NET INCREASE (DECREASE) IN CASH	(28,513)	(8,934)	12,049

CASH AT BEGINNING OF YEAR	34,445	43,379	31,330

CASH AT END OF YEAR	$5,932	$34,445	$43,379

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Consolidated inventory not owned	$7,473	$—	$—
Purchases of inventory financed by sellers	$1,633	$—	$—

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Lennar Southwest Holding Corp. and all subsidiaries, partnerships and other entities (the “Company”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 6). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation. The Company is a wholly-owned subsidiary of Lennar Homes, Inc. which is a wholly-owned subsidiary of Lennar Corporation.

During 2001, U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership.

The transaction was accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been restated to consolidate the carrying values of the net assets and historical operations of the Texas Operations as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home Corporation. At the date of the acquisition, the Texas Operations had assets of $132.5 million and liabilities of $126.5 million. Minority interest is classified in due to affiliates in the consolidated balance sheets.

The Company operates in one operating and reporting segment—homebuilding. Homebuilding operations primarily include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated partnerships.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate including the sales of land are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash as of November 30, 2003 and 2002 included $5.8 million and $10.0 million, respectively, of cash primarily held in escrow for approximately three days.

Inventories—Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates—Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies as well as minority interest.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment—Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. At November 30, 2003 and 2002, operating equipment of $0.3 million and $0.8 million, respectively, was included in other assets in the consolidated balance sheets.

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs—Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. Warranty reserves are included in accounts payable and other liabilities in the consolidated balance sheets. The following table sets forth the activity in the Company’s warranty reserve for the year ended November 30, 2003:

(Dollars in thousands)
Warranty reserve, November 30, 2002	$5,407
Provision	16,210
Payments	(11,491)

Warranty reserve, November 30, 2003	$10,126

Self-Insurance—Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments—The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of these financial instruments. Since the mortgage notes payable have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December

2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 6).

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no impact on reported net earnings. In particular, operating results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

2.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$2,719	$3,130
Inventories	140,478	83,524
Other assets	863	4,823

	$144,060	$91,477

Liabilities and equity:
Accounts payable and other liabilities	$6,342	$3,821
Notes and mortgages payable	98,093	59,994
Equity	39,625	27,662

	$144,060	$91,477

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$48,783	$39,627	$26,568
Costs and expenses	41,828	31,092	18,147

Net earnings of unconsolidated partnerships	$6,955	$8,535	$8,421

At November 30, 2003, the Company’s equity interest in these Partnerships did not exceed 50%. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2003, 2002 and 2001, the Company received management fees and reimbursement of expenses from the Partnerships totaling $0.5 million, $0.7 million, and $0.5 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of Partnership earnings resulting from land sales to its homebuilding divisions. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the Partnerships. This in effect defers recognition of the Company’s share of the Partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2003, 2002 and 2001, $28.2 million, $20.8 million, and $11.5 million, respectively, of the Partnerships’ revenues were from land sales to the Company or its affiliates.

In some instances, the Company and/or its partners have provided varying levels of guarantees of debt of unconsolidated partnerships. At November 30, 2003, the Company had recourse guarantees of $5.8 million of debt of unconsolidated partnerships. When the Company and/or its partners provide a guarantee, the partnership generally receives more favorable terms from its lenders than would otherwise be available to it. There were no assets held as collateral that, upon the occurrence of any triggering event or condition under a guarantee, the Company could obtain and liquidate to recover all or a portion of the amounts paid under a guarantee.

3.	MORTGAGE NOTES PAYABLE

At November 30, 2003, the Company had mortgage notes on land bearing interest at 6.0%. The notes are due in fiscal 2004 and are collateralized by land. At November 30, 2003, the carrying value of the mortgage notes was $1.6 million.

4.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$675	$3,859	$12,909
State	88	539	1,858

	763	4,398	14,767

Deferred:
Federal	77	2,011	(1,813)
State	10	254	(95)

	87	2,265	(1,908)

	$850	$6,663	$12,859

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Capitalized expenses	$7,587	$8,315

Total deferred tax assets	7,587	8,315

Deferred tax liabilities:
Capitalized expenses	4,259	4,900
Other	1,142	1,142

Total deferred tax liabilities	5,401	6,042

Net deferred tax asset	$2,186	$2,273

The net deferred tax asset is included in other assets in the consolidated balance sheets.

5.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest (9% annually) are included in licensing expense to affiliate in the consolidated statements of earnings. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone.

During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property as applied to the grant from Greystone. The amounts paid quarterly by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets, and bear interest at 7.7% annually. The fee and its related interest are included in licensing expense to affiliate in the consolidated statements of earnings. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003 and 2002, Lennar Corporation and its subsidiaries also advanced funds to the Company which had no stated repayment terms. At November 30, 2003 and 2002, the Company’s aggregate payable to affiliates was $362.5 million and $394.3 million, respectively.

6.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnerships

At November 30, 2003, the Company had investments in and advances to partnerships established to acquire and develop land for sale to the Company in connection with its homebuilding operations or for sale to third parties. The Company evaluated its partnership agreements entered into subsequent to January 31, 2003 under FIN 46. The Company did not consolidate any partnerships created after January 31, 2003 as the Company determined it was not the primary beneficiary, as defined under FIN 46. The Company is in the process of evaluating the remainder of its investments in unconsolidated partnerships that may be deemed variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to unconsolidated partnerships was its recorded investment in these partnerships totaling $23.3 million in addition to the exposure under the guarantees discussed in Note 2.

Option contracts

The Company evaluated its option contracts for land entered into subsequent to January 31, 2003 and determined it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46, the Company, as the primary beneficiary, is required to consolidate the land under option at fair value (the exercise price). The effect of the consolidation was an increase of $7.5 million to inventories with a corresponding increase to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2003. At November 30, 2003, the total fair value of the inventory consolidated under FIN 46 was $7.5 million. The Company is in the process of evaluating the remainder of its option contracts that may be deemed issued by variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company had non-refundable option deposits and/or letters of credit related to options with estimated aggregate exercise prices totaling approximately $104.1 million.

7.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships until the Company is ready to build homes on them. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2003, the Company had $8.3 million of non-refundable option deposits and advanced costs on real estate, which are included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2004—$3.1 million; 2005—$2.6 million; 2006—$2.2 million; 2007—$2.0 million; 2008—$1.6 million and thereafter—$4.7 million. Rental expense for the years ended November 30, 2003, 2002 and 2001 was $3.2 million, $2.6 million and $2.0 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $82.4 million at November 30, 2003. The Company also had outstanding performance and surety bonds with estimated costs to complete of $19.9 million related principally to its obligations for site improvements at various projects at November 30, 2003. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Homes of California, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Homes of California, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Homes, Inc., as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Cash	$12,266	$—
Inventories	187,336	88,714
Investments in unconsolidated partnerships	60,298	57,437
Other assets	3,266	2,248

Total assets	$263,166	$148,399

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$63,274	$37,367
Mortgage notes payable	34,100	1,600
Due to affiliates	30,158	15,201

Total liabilities	127,532	54,168

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, issued and outstanding	5	5
Retained earnings	135,629	94,226

Total stockholder’s equity	135,634	94,231

Total liabilities and stockholder’s equity	$263,166	$148,399

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Sales of homes	$160,083	$383,801	$398,858
Sales of land	31,820	51,577	7,548

Total revenues	191,903	435,378	406,406

COSTS AND EXPENSES:
Cost of homes sold	92,904	300,615	325,095
Cost of land sold	23,751	32,924	9,131
Selling, general and administrative	34,439	46,659	45,135
Expense to affiliates	14,380	22,084	21,114

Total costs and expenses	165,474	402,282	400,475

Equity in earnings from unconsolidated partnerships	39,916	12,826	8,044
Management fees and other income, net	166	6,959	4,821

EARNINGS BEFORE PROVISION FOR INCOME TAXES	66,511	52,881	18,796

PROVISION FOR INCOME TAXES	25,108	19,963	7,236

NET EARNINGS	$41,403	$32,918	$11,560

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Retained Earnings	Total
Balance, November 30, 2000	$5	$49,748	$49,753
2001 net earnings	—	11,560	11,560

Balance, November 30, 2001	5	61,308	61,313
2002 net earnings	—	32,918	32,918

Balance, November 30, 2002	5	94,226	94,231
2003 net earnings	—	41,403	41,403

Balance, November 30, 2003	$5	$135,629	$135,634

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$41,403	$32,918	$11,560
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	1,728	2,855	3,103
Equity in earnings from unconsolidated partnerships	(39,916)	(12,826)	(8,044)
Deferred income tax provision (benefit)	(723)	2,119	(317)
Changes in assets and liabilities, net of effect from an acquisition:
(Increase) decrease in inventories	7,440	59,818	(8,886)
(Increase) decrease in other assets	(439)	(1,724)	147
Increase (decrease) in accounts payable and other liabilities	8,414	5,100	(1,635)

Net cash provided by (used in) operating activities	17,907	88,260	(4,072)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	41,401	29,391	(40,894)

Net cash provided by (used in) investing activities	41,401	29,391	(40,894)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(1,600)	(200)	(200)
Increase (decrease) in amounts due to affiliates	(45,442)	(117,451)	45,166

Net cash provided by (used in) financing activities	(47,042)	(117,651)	44,966

NET INCREASE IN CASH	12,266	—	—

CASH AT BEGINNING OF YEAR	—	—	—

CASH AT END OF YEAR	$12,266	$—	$—

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:

Fair value of assets acquired	$60,257	$—	$—

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 and 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Lennar Homes of California, Inc, a wholly-owned subsidiary of Lennar Homes, Inc., and all subsidiaries, partnerships and other entities (the “Company”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 7). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company operates in one operating and reporting segment—homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated partnerships.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories—Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates—Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment—Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. At November 30, 2003 and 2002, operating equipment of $0.4 million and $0.2 million, respectively, was included in other assets in the consolidated balance sheets.

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs—Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. Warranty reserves are included in accounts payable and other liabilities in the consolidated balance sheets. The following table sets forth the activity in the Company’s warranty reserve for the year ended November 30, 2003:

(Dollars in thousands)
Warranty reserve, November 30, 2002	$3,200
Provision	3,509
Payments	(4,644)

Warranty reserve, November 30, 2003	$2,065

Self-Insurance—Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments—The carrying amount of cash and accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage notes payable have fixed interest rates that approximates market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS

No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 7).

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no impact on reported net earnings. In particular, operating results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

2.	ACQUISITION

During 2003, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $60.3 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $60.3 million and assumed no liabilities. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

3.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$152,095	$23,196
Inventories	660,767	397,585
Other assets	129,830	25,966

Total assets	$942,692	$446,747

Liabilities and equity:
Accounts payable and other liabilities	$126,692	$48,925
Notes and mortgages payable	406,657	220,013
Equity	409,343	177,809

Total liabilities and equity	$942,692	$446,747

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$608,510	$383,589	$403,255
Costs and expenses	443,059	329,101	345,493

Net earnings of unconsolidated partnerships	$165,451	$54,488	$57,762

At November 30, 2003, the Company’s equity interest in these Partnerships did not exceed 50%. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2003, 2002 and 2001, the Company received management fees and reimbursement of expenses from the Partnerships totaling $7.5 million, $4.8 million and $3.8 million, respectively. In determining its share of the Partnerships’ net earnings, the

Company does not include in its income its pro rata share of Partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the Partnerships. This in effect defers recognition of the Company’s share of the Partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2003, 2002 and 2001, $165.8 million, $221.5 million and $72.1 million, respectively, of the Partnerships’ revenues were from land sales to the Company or its affiliates.

In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2003, the Company had recourse guarantees of $16.6 million and limited maintenance guarantees of $61.8 million of Partnership debt. When the Company and/or its partners provide a guarantee, the partnership generally receives more favorable terms from its lenders than would otherwise be available to it. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds the unconsolidated partnership distributes. There were no assets held as collateral that, upon the occurrence of any triggering event or condition under a guarantee, the Company could obtain and liquidate to recover all or a portion of the amounts paid under a guarantee.

Investment in LandSource Communities Development LLC

In November 2003, the Company contributed its 50% ownership interest in certain of its jointly-owned unconsolidated partnerships that had significant assets with LNR Property Corporation, to a new limited liability company named LandSource Communities Development LLC (“LandSource”), in exchange for a 13% interest in LandSource. The assets and liabilities of LandSource at November 30, 2003 were $347.5 million and $122.3 million, respectively. The Company’s investment in LandSource was $30.3 million at November 30, 2003.

4.	MORTGAGE NOTES PAYABLE

At November 30, 2003, the Company had mortgage notes on land bearing interest at fixed interest rates ranging from 3.0% to 5.0%. The weighted average interest rate of the notes was 4.4% at November 30, 2003. The notes are due in fiscal 2005 and are collateralized by land. At November 30, 2003 and 2002, the outstanding balance of the notes was $34.1 million and $1.6 million, respectively.

The minimum aggregate principal maturities of mortgage notes payable during the five years subsequent to November 30, 2003 are as follows: 2005 – $34.1 million.

5.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$22,856	$15,655	$6,603
State	2,975	2,189	950

	25,831	17,844	7,553

Deferred:
Federal	(642)	1,881	(301)
State	(81)	238	(16)

	(723)	2,119	(317)

	$25,108	$19,963	$7,236

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset (liability) are as follows:

	November 30,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Capitalized expenses	$3,197	$1,655

Total deferred tax assets	3,197	1,655

Deferred tax liabilities:
Capitalized expenses	1,794	975
Other	1,287	1,287

Total deferred tax liabilities	3,081	2,262

Net deferred tax asset (liability)	$116	$(607)

The net deferred tax asset is included in other assets in the consolidated balance sheet at November 30, 2003. The net deferred tax liability is included in accounts payable and other liabilities in the consolidated balance sheet at November 30, 2002.

6.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest (9% annually) are included in expense to affiliates in the consolidated statements of earnings. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone.

During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property as applied to the grant from Greystone. The amounts paid quarterly by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets, and bear interest at 7.7% annually. The fee and its related interest are included in expense to affiliates in the consolidated statements of earnings. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

Under the agreements discussed above, during 2003, 2002 and 2001, the Company’s fee and related interest were $14.1 million, $21.9 million and $21.1 million, respectively.

During 2002, the Company entered into an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases certain employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred are included in selling, general and administrative expenses and the fee is included in expense to affiliates in the consolidated statements of earnings. During 2003 and 2002, the Company’s fee was $0.3 million and $0.2 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003 and 2002, Lennar Corporation and its subsidiaries also advanced funds to the Company which had no stated repayment terms. At November 30, 2003 and 2002, the Company’s aggregate payable to affiliates was $30.2 million and $15.2 million, respectively.

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnerships

At November 30, 2003, the Company had investments in and advances to partnerships established to acquire and develop land for sale to the Company in connection with its homebuilding operations or for sale to third parties. The Company evaluated its partnership agreements entered into subsequent to January 31, 2003 under FIN 46. The Company determined that it was the primary beneficiary of one partnership that was created after January 31, 2003, and, accordingly, included the accounts of that partnership in the accompanying consolidated financial statements. The Company did not consolidate any other partnerships created after January 31, 2003 as the Company determined it was not the primary beneficiary, as defined under FIN 46. The Company is in the process of evaluating the remainder of its investments in unconsolidated partnerships that may be deemed variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to unconsolidated partnerships was its recorded investment in these partnerships totaling $60.3 million in addition to the exposure under the guarantees discussed in Note 3.

Option contracts

The Company evaluated its option contracts for land entered into subsequent to January 31, 2003 and determined it was not the primary beneficiary of these option contracts. As a result, the Company did not consolidate any option contracts entered into after January 31, 2003. The Company is in the process of evaluating the remainder of its option contracts that may be deemed issued by variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company had non-refundable option deposits and/or letters of credit related to options with estimated aggregate exercise prices totaling approximately $117.9 million.

8.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships until the Company is ready to build homes on them. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2003, the Company had $12.6 million of non-refundable option deposits and advanced costs on real estate, which are included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2004—$0.5 million; 2005—$0.2 million and 2006—$0.1 million. Rental expense for the years ended November 30, 2003, 2002 and 2001 was $1.7 million, $1.5 million and $1.4 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $49.9 million at November 30, 2003. The Company also had outstanding performance and surety bonds with estimated costs to complete of $177.9 million related principally to its obligations for site improvements at various projects at November 30, 2003. The

Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default, which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Greystone Homes, Inc.:

We have audited the accompanying consolidated balance sheets of Greystone Homes, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of U.S. Home Corporation, as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Cash	$3,579	$—
Inventories	624,106	476,445
Goodwill, net	29,473	36,451
Investments in unconsolidated partnerships	18,686	25,446
Other assets	74,736	44,788
Due from affiliates	360,398	282,933

Total assets	$1,110,978	$866,063

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$71,243	$62,622
Liabilities related to consolidated inventory not owned	22,266	—
Mortgage notes payable	21,197	63,764

Total liabilities	114,706	126,386

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	216,073	216,073
Retained earnings	780,199	523,604

Total stockholder’s equity	996,272	739,677

Total liabilities and stockholder’s equity	$1,110,978	$866,063

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Sales of homes	$1,202,139	$928,115	$789,141
Sales of land	40,988	35,956	22,130
Revenues from affiliates	263,348	213,817	129,161

Total revenues	1,506,475	1,177,888	940,432

COSTS AND EXPENSES:
Cost of homes sold	947,012	754,452	624,214
Cost of land sold	29,470	39,213	22,724
Selling, general and administrative	121,286	111,679	99,536

Total costs and expenses	1,097,768	905,344	746,474

Equity in earnings from unconsolidated partnerships	300	454	6
Management fees and other income, net	3,194	(105)	369

EARNINGS BEFORE PROVISION FOR INCOME TAXES	412,201	272,893	194,333

PROVISION FOR INCOME TAXES	155,606	103,017	74,818

NET EARNINGS	$256,595	$169,876	$119,515

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 2000	$—	$216,073	$234,213	$450,286
2001 net earnings	—	—	119,515	119,515

Balance, November 30, 2001	—	216,073	353,728	569,801
2002 net earnings	—	—	169,876	169,876

Balance, November 30, 2002	—	216,073	523,604	739,677
2003 net earnings	—	—	256,595	256,595

Balance, November 30, 2003	$—	$216,073	$780,199	$996,272

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$256,595	$169,876	$119,515
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,589	12,062	9,984
Equity in earnings from unconsolidated partnerships	(300)	(454)	(6)
Deferred income tax provision (benefit)	(23,782)	(13,016)	4,246
Changes in assets and liabilities, net of effect of an acquisition:
(Increase) decrease in inventories	(133,845)	16,049	3,605
(Increase) decrease in other assets	423	(3,203)	(1,030)
Increase in accounts payable and other liabilities	8,621	7,139	904

Net cash provided by operating activities	119,301	188,453	137,218

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	7,060	(9,790)	(13,489)

Net cash provided by (used in) investing activities	7,060	(9,790)	(13,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(45,317)	(27,967)	(672)
Increase in amounts due from affiliates	(77,465)	(150,696)	(123,057)

Net cash used in financing activities	(122,782)	(178,663)	(123,729)

NET INCREASE IN CASH	3,579	—	—

CASH AT BEGINNING OF YEAR	—	—	—

CASH AT END OF YEAR	$3,579	$—	$—

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Consolidated inventory not owned	$22,266	$—	$—
Purchases of inventory financed by sellers	$2,750	$12,461	$—
Fair value of assets acquired, inclusive of cash of $7	$—	$185,561	$—
Fair value of liabilities assumed	$—	$76,078	$—

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Greystone Homes, Inc. and all subsidiaries, partnerships and other entities (the “Company”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 7). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation. During 2001, the Company became a wholly-owned subsidiary of U.S. Home Corporation, which is a wholly-owned subsidiary of Lennar Corporation.

The Company operates in one operating and reporting segment—homebuilding. Homebuilding operations primarily include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated partnerships.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories—Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due from Affiliates—Due from affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment—Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. At November 30, 2003 and 2002, operating equipment of $1.0 million and $1.1 million, respectively, was included in other assets in the consolidated balance sheets.

Goodwill—Goodwill represents the excess of the purchase price over the fair value of net assets acquired and was previously amortized by the Company through fiscal 2001 on a straight-line basis over 20 years. At November 30, 2003 and 2002, goodwill was $29.5 million and $36.5 million, respectively (net of accumulated amortization of $9.4 million at both November 30, 2003 and 2002). During fiscal 2003, the Company’s goodwill decreased $7.0 million due to the reduction of the Company’s net deferred tax asset valuation allowance. Because the asset was established in connection with an acquisition, the reduction of the valuation allowance resulted in a decrease to goodwill. Historically through fiscal 2001, in the event that facts and circumstances had indicated that the carrying value of goodwill might be impaired, an evaluation of recoverability would have been performed. If an evaluation had been required, the estimated future undiscounted cash flows associated with the goodwill would have been compared to the carrying amount to determine if a write-down to fair value based on discounted cash flows was required. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets on December 1, 2001. SFAS No. 142 no longer requires or permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. No impairment charges were recognized from the adoption of SFAS No. 142. The Company performed its annual impairment test of goodwill as of September 30, 2003 and determined that goodwill was not impaired. As of November 30, 2003 and 2002, there were no material identifiable intangible assets, other than goodwill. Net earnings for fiscal 2001 adjusted to exclude goodwill amortization, net of taxes, is as follows:

(Dollars in thousands)
Reported net earnings	$119,515
Goodwill amortization, net of tax	2,290

Adjusted net earnings	$121,805

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs—Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. Warranty reserves are included in accounts payable and other liabilities in the consolidated balance sheets. The following table sets forth the activity in the Company’s warranty reserve for the year ended November 30, 2003:

(Dollars in thousands)
Warranty reserve, November 30, 2002	$12,210
Provision	23,857
Payments	(18,213)

Warranty reserve, November 30, 2003	$17,854

Self-Insurance—Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments—The carrying amount of cash and accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage notes payable have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 7).

Reclassification—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no impact on reported net earnings. In particular, operating results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

2.	ACQUISITION

During 2002, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $109.5 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due from affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $185.6 million and assumed liabilities of $76.1 million. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

3.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$6,318	$1,046
Inventories	72,874	89,071
Other assets	224	15

	$79,416	$90,132

Liabilities and equity:
Accounts payable and other liabilities	$568	$3,346
Notes and mortgages payable	22,392	19,242
Equity	56,456	67,544

	$79,416	$90,132

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$2,779	$4,843	$32
Costs and expenses	3,179	4,920	2,905

Net loss of unconsolidated partnerships	$(400)	$(77)	$(2,873)

At November 30, 2003, the Company’s equity interest in these Partnerships did not exceed 50%. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interests. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to its homebuilding divisions. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2003 and 2001, there were no land sales to the Company or its affiliates. During 2002, $2.4 million of the Partnerships’ revenues were from land sales to the Company or its affiliates.

In some instances, the Company and/or its partners have provided varying levels of guarantees of debt of unconsolidated partnerships. At November 30, 2003, the Company had limited maintenance guarantees of $7.5 million of Partnership debt. When the Company and/or its partners provide a guarantee, the partnership generally receives more favorable terms from its lenders than would otherwise be available to it. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds the unconsolidated partnership distributes. There were no assets held as collateral that, upon the occurrence of any triggering event or condition under a guarantee, the Company could obtain and liquidate to recover all or a portion of the amounts paid under a guarantee.

4.	MORTGAGE NOTES PAYABLE

At November 30, 2003, the Company had mortgage notes on land bearing interest at fixed interest rates ranging from 5.9% to 25.0%. The weighted average interest rate of the notes was 20.5% at November 30, 2003. The notes are due through 2006 and are collateralized by land. At November 30, 2003 and 2002, the outstanding balance of the notes was $21.2 million and $63.8 million, respectively. During fiscal 2003, the Company repaid the balance of a note payable due to an affiliate of the Company. At November 30, 2002, the outstanding balance of this note due to an affiliate was $15.0 million.

The minimum aggregate principal maturities of mortgage notes payable during the five years subsequent to November 30, 2003 are as follows: 2004—$3.1 million; 2005—$7.6 million and 2006—$10.5 million.

5.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$158,729	$101,797	$61,692
State	20,659	14,236	8,880

	179,388	116,033	70,572

Deferred:
Federal	(21,108)	(11,556)	4,034
State	(2,674)	(1,460)	212

	(23,782)	(13,016)	4,246

	$155,606	$103,017	$74,818

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Acquisition adjustments	$12,419	$12,419
Reserves and accruals	40,633	29,503
Net operating loss and capital loss carryforwards, tax affected	4,379	4,379
Capitalized expenses	12,383	10,618
Deferred income	13,581	1,954
Investments in unconsolidated partnerships	730	730

Deferred tax assets	84,125	59,603
Less: valuation allowance	—	(6,978)

Total deferred tax assets, net	84,125	52,625

Deferred tax liabilities:
Acquisition adjustments	2,810	2,810
Reserves and accruals	573	573
Capitalized expenses	5,979	5,239
Other	14,715	14,715

Total deferred tax liabilities	24,077	23,337

Net deferred tax asset	$60,048	$29,288

The net deferred tax asset is included in other assets in the consolidated balance sheets. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. At November 30, 2002, the Company had a valuation allowance of $7.0 million for net operating loss and capital loss carryforwards and certain acquisition adjustments. During fiscal 2003, restrictions associated with the utilization of the capital loss carryforwards and acquisition adjustments lapsed, resulting in the reduction of the valuation allowance. Because the asset was established in connection with an acquisition, the reduction of the valuation allowance resulted in a decrease to goodwill. Based on management’s assessment, it is more likely than not that the net deferred tax asset will be realized through future taxable earnings.

6.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a majority-owned subsidiary of the Company, which is a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to affiliates of Lennar Corporation the right to use certain property for a fee. Unpaid fees bear interest at 9% annually. During 2002 and 2001, revenues from affiliates in the consolidated statements of earnings are comprised of the affiliates’ fee and interest. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation through a financing arrangement between Lennar Corporation and certain affiliates.

During December 2002, Greystone transferred the license agreement to another majority-owned subsidiary of the Company. That subsidiary has continued to grant the Company the right to use the property as applied to the grant from Greystone. Unpaid fees bear interest at 7.7% annually. During 2003, revenues from affiliates in the consolidated statements of earnings are comprised of the affiliates’ fees and interest. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation through a financing arrangement between Lennar Corporation and certain affiliates. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

The Company has an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases certain employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred and the related fee are included in selling, general and administrative expenses in the consolidated statements of earnings. During 2003 and 2002, the Company’s fee was $0.5 million and $0.3 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due from affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003 and 2002, Lennar Corporation and its subsidiaries also advanced and borrowed funds to and from the Company which had no stated repayment terms. At November 30, 2003 and 2002, the Company’s aggregate receivable from affiliates was $360.4 million and $282.9 million, respectively.

7.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnerships

At November 30, 2003, the Company had investments in and advances to partnerships established to acquire and develop land for sale to the Company in connection with its homebuilding operations or for sale to third parties. The Company evaluated its partnership agreements entered into subsequent to January 31, 2003 under FIN 46. The Company did not consolidate any partnerships created after January 31, 2003 as the Company determined it was not the primary beneficiary, as defined under FIN 46. The Company is in the process of evaluating the remainder of its investments in unconsolidated partnerships that may be deemed variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to unconsolidated partnerships was its recorded investment in these partnerships totaling $18.7 million in addition to the exposure under the guarantees discussed in Note 3.

Option contracts

The Company evaluated its option contracts for land entered into subsequent to January 31, 2003 and determined it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46, the Company, as the primary beneficiary, is required to consolidate the land under option at fair value (the exercise price). The effect of the consolidation was an increase of $22.3 million to inventories with a corresponding increase to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2003. The liabilities related to consolidated inventory not owned represent the difference between the exercise price of the optioned land and the Company’s deposits. At November 30, 2003, the total fair value of the inventory consolidated under FIN 46 was $23.3 million. The Company is in the process of evaluating the remainder of its option contracts that may be deemed issued by variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company had non-refundable option deposits and/or letters of credit related to options with estimated aggregate exercise prices totaling approximately $670.1 million.

8.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships until the Company is ready to build homes on them. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2003, the Company had $37.4 million of non-refundable option deposits and advanced costs on real estate, which is included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2004—$4.3 million; 2005—$2.4 million; 2006—$1.7 million; 2007—$1.4 million; 2008—$1.0 million and thereafter—$3.3 million. Rental expense for the years ended November 30, 2003, 2002 and 2001 was $4.7 million, $2.8 million, $2.0 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $72.6 million at November 30, 2003. The Company also had outstanding performance and surety bonds with estimated costs to complete of $374.1 million related principally to its obligations for site improvements at various projects at November 30, 2003. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

U.S. Home Corporation:

We have audited the accompanying consolidated balance sheets of U.S. Home Corporation and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Homebuilding:
Cash	$222,200	$38,132
Inventories	2,067,896	1,789,386
Investments in unconsolidated partnerships	128,016	125,162
Goodwill, net	70,677	77,655
Other assets	261,163	167,941

	2,749,952	2,198,276
Financial services	971,940	1,073,078

Total assets	$3,721,892	$3,271,354

LIABILITIES AND STOCKHOLDER’S EQUITY
Homebuilding:
Accounts payable and other liabilities	$278,301	$235,612
Liabilities related to consolidated inventory not owned	30,962	—
Senior notes and other debts payable	35,101	68,317
Due to affiliates	14,743	88,624

	359,107	392,553
Financial services	826,353	955,301

Total liabilities	1,185,460	1,347,854

Stockholder’s equity:
Common stock, $0.10 par value; 5,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	737,331	737,331
Retained earnings	1,799,100	1,186,168

Total stockholder’s equity	2,536,432	1,923,500

Total liabilities and stockholder’s equity	$3,721,892	$3,271,354

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Homebuilding	$4,269,983	$3,400,093	$2,914,903
Financial services	559,362	487,246	424,554
Revenues from affiliates	188,095	152,252	129,161

Total revenues	5,017,440	4,039,591	3,468,618

COSTS AND EXPENSES:
Homebuilding	3,655,453	2,998,688	2,574,952
Financial services	401,669	358,406	333,657

Total costs and expenses	4,057,122	3,357,094	2,908,609

Equity in earnings from unconsolidated partnerships	8,314	8,112	1,473
Management fees and other income, net	15,999	12,441	8,957

EARNINGS BEFORE PROVISION FOR INCOME TAXES	984,631	703,050	570,439

PROVISION FOR INCOME TAXES	371,699	265,532	218,284

NET EARNINGS	$612,932	$437,518	$352,155

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 2000	$1	$737,331	$396,495	$1,133,827
2001 net earnings	—	—	352,155	352,155

Balance, November 30, 2001	1	737,331	748,650	1,485,982
2002 net earnings	—	—	437,518	437,518

Balance, November 30, 2002	1	737,331	1,186,168	1,923,500
2003 net earnings	—	—	612,932	612,932

Balance, November 30, 2003	$1	$737,331	$1,799,100	$2,536,432

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$612,932	$437,518	$352,155
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	32,181	28,548	30,470
Equity in earnings from unconsolidated partnerships	(8,314)	(8,112)	(1,473)
Deferred income tax provision (benefit)	(28,489)	8,126	11,718
Changes in assets and liabilities, net of effects from acquisitions:
Increase in inventories	(255,284)	(177,961)	(70,266)
Increase in other assets	(106,383)	(104,883)	(93,574)
(Increase) decrease in financial services loans held for sale	165,773	(123,015)	(206,461)
Increase (decrease) in accounts payable and other liabilities	35,694	(10,901)	(60,995)

Net cash provided by (used in) operating activities	448,110	49,320	(38,426)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	5,460	4,417	(39,113)
(Increase) decrease in financial services mortgage loans	(297)	18,082	3,910
Purchases of investment securities	(23,274)	(31,545)	(18,143)
Receipts from investment securities	17,674	22,442	17,700
Decrease in financial services mortgage servicing rights	—	—	10,812
Acquisitions, net of cash acquired	(10,177)	(8,670)	(1,630)

Net cash provided by (used in) investing activities	(10,614)	4,726	(26,464)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under financial services debt	(118,989)	159,485	264,996
Principal payments on borrowings	(50,284)	(32,161)	(20,419)
Decrease in amounts due to affiliates	(74,159)	(254,105)	(128,377)

Net cash provided by (used in) financing activities	(243,432)	(126,781)	116,200

NET INCREASE (DECREASE) IN CASH	194,064	(72,735)	51,310

CASH AT BEGINNING OF YEAR	72,029	144,764	93,454

CASH AT END OF YEAR	$266,093	$72,029	$144,764

Summary of cash:
Homebuilding	$222,200	$38,132	$98,127
Financial services	43,893	33,897	46,637

	$266,093	$72,029	$144,764

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Consolidated inventory not owned	$30,962	$—	$—
Purchases of inventory financed by sellers	$2,750	$18,709	$17,897
Fair value of assets acquired, inclusive of cash of $693 in 2003 and $4,880 in 2002	$3,563	$190,793	$—
Goodwill recorded	$9,501	$8,844	$—
Fair value of liabilities assumed	$2,194	$76,611	$—

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, and all subsidiaries, partnerships and other entities (the “Company” or “U.S. Home”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 10). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated in consolidation.

During 2001, the Company made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership. This interest in the Texas Partnership is included in other assets in the consolidated balance sheets. This transaction was accounted for as a reorganization of entities under common control and, accordingly, all prior period consolidated financial statements have been restated as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home.

During 2001, Lennar Corporation contributed to the Company, as a tax-free contribution, all of the issued and outstanding shares of the common stock of Greystone Homes, Inc. and Lennar Financial Services, LLC (f/k/a Lennar Financial Services, Inc.), both of which were wholly-owned subsidiaries of Lennar Corporation. These transactions were accounted for as a reorganization of entities under common control and, accordingly, all prior period consolidated financial statements have been restated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate (including the sales of land and operating properties) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values. Cash as of November 30, 2003 and 2002 included $22.6 million and $31.4 million, respectively, of cash primarily held in escrow for approximately three days.

Inventories—Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates—Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies as well as the Company’s minority interest in the Texas Partnership.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding and land, including interest costs relieved from inventories, is included in cost of homes sold and cost of land sold. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets as well as debt incurred by the Company’s parent, Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year. Interest expense relating to the financial services operations is included in its respective costs and expenses.

Operating Properties and Equipment—Operating properties and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to earnings. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years. At November 30, 2003 and 2002, operating properties and equipment of $6.6 million and $8.2 million, respectively, was included in other assets in the consolidated balance sheets.

Investment Securities—Investment securities are classified as available-for-sale unless they are classified as trading or held-to-maturity. Securities classified as trading are carried at fair value and unrealized holding gains and losses are recorded in earnings. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. Available-for-sale securities are recorded at fair value. Any unrealized holding gains or losses on available-for-sale securities would be reported in a separate component of stockholders’ equity, net of tax effects, until realized.

At November 30, 2003 and 2002, investment securities classified as held-to-maturity totaled $28.0 million and $22.4 million, respectively, and were included in the assets of the Financial Services

Division. At November 30, 2003 and 2002, the fair value of these investment securities were $28.0 million and $22.4 million, respectively. There were no other investment securities at November 30, 2003 or 2002.

Derivative Financial Instruments—Effective December 1, 2000, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income and recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Company’s policy is to designate at a derivative’s inception the specific assets, liabilities, or future commitments being hedged and monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as a hedge is based on high correlation between changes in its value and changes in the value of the underlying hedged item. The Company recognizes gains or losses for amounts received or paid when the underlying transaction settles. The Company does not enter into or hold derivatives for trading or speculative purposes.

The Financial Services Division, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. The Financial Services Division enters into forward commitments and, to a lesser extent, option contracts to protect the value of fixed rate locked loan commitments and loans held for sale from fluctuations in market interest rates. These derivative financial instruments are designated as fair value hedges, and, accordingly, for all qualifying and highly effective fair value hedges, the changes in the fair value of the derivative and the loss or gain on the hedged asset relating to the risk being hedged are recorded currently in earnings. The effect of the implementation of SFAS No. 133 on the Financial Services Division’s operating earnings was not significant.

Goodwill—Goodwill represents the excess of the purchase price over the fair value of net assets acquired and was amortized by the Company through fiscal 2001 on a straight-line basis over periods ranging from 15 to 20 years. At November 30, 2003 and 2002, goodwill was $114.2 million and $111.6 million, respectively (net of accumulated amortization of $17.7 million at both November 30, 2003 and 2002). During fiscal 2003, the Company’s goodwill increased $9.5 million due to both a current year acquisition and payment of contingent consideration related to prior year acquisitions, partially offset by the reduction of the Company’s net deferred tax asset valuation allowance. Because the asset was established in connection with an acquisition, the reduction of the valuation allowance resulted in a decrease to goodwill. Goodwill of the Homebuilding Division was $70.7 million and $77.7 million at November 30, 2003 and 2002, respectively. Goodwill is included in the assets of the Financial Services Division ($43.5 million and $34.0 million at November 30, 2003 and 2002, respectively) in the consolidated balance sheets. Historically through fiscal 2001, in the event that facts and circumstances had indicated that the carrying value of goodwill might be impaired, an evaluation of recoverability would have been performed. If an evaluation had been required, the estimated future undiscounted cash flows associated with the goodwill would have been compared to the carrying amount to determine if a write-down to fair value based on discounted cash flows was required. No impairment was recorded during the years ended November 30, 2003, 2002 or 2001.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets on December 1, 2001. SFAS No. 142 no longer requires or permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. No impairment charges were recognized from the adoption of SFAS No. 142. The Company performed its annual impairment test of goodwill as of September 30, 2003 and determined that goodwill was not impaired. As of November 30, 2003 and 2002, there were no material identifiable intangible assets, other than goodwill. Net earnings for fiscal 2001 adjusted to exclude goodwill amortization, net of taxes, is as follows:

(Dollars in thousands)
Reported net earnings	$352,155
Goodwill amortization, net of tax	6,148

Adjusted net earnings	$358,303

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs—Warranty and similar reserves for homes are established at an amount estimated to be adequate to cover potential costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the delivery of a home. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas. Warranty reserves are included in accounts payable and other liabilities in the consolidated balance sheets. The following table sets forth the activity in the Company’s warranty reserve for the year ended November 30, 2003:

(Dollars in thousands)
Warranty reserve, November 30, 2002	$27,941
Provision	66,822
Payments	(54,723)

Warranty reserve, November 30, 2003	$40,040

Self-Insurance—Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Financial Services—Loan origination revenues, net of direct origination costs, are recognized when the related loans are sold. Gains and losses from the sale of loans and loan servicing rights are recognized when the loans are sold and delivered to an investor. Premiums from title insurance policies are recognized as revenue on the effective date of the policy. Escrow fees are recognized at the time the related real estate transactions are completed, usually upon the close of escrow.

Mortgage loans held for sale by the Financial Services Division that are designated as hedged assets are carried at market value, as the effect of changes in fair value are reflected in the carrying amount of the loans and in earnings. Premiums and discounts recorded on these loans are presented as an adjustment to the carrying amount of the loans and are not amortized.

When the Financial Services Division sells loans in the secondary market, a gain or loss is recognized to the extent that the sales proceeds exceed, or are less than, the book value of the loans. Loan origination fees, net of direct origination costs, are deferred and recognized as a component of the gain or loss when loans are sold.

Mortgage loans for which the Financial Services Division has the positive intent and ability to hold to maturity consist of mortgage loans carried at cost, net of unamortized discounts. Discounts are amortized over the estimated lives of the loans using the interest method.

The Financial Services Division also provides allowances for loan losses when and if management determines that loans or portions thereof are uncollectible. The provision recorded and the adequacy of the related allowance is determined by management’s continuing evaluation of the loan portfolio in light of past loan loss experience, regulatory examinations, present economic conditions and other factors considered relevant by management. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management’s control.

The Financial Services Division provides an allowance for estimated title and escrow losses based upon management’s evaluation of claims presented and estimates for any incurred but not reported claims. The allowance is established at a level that management estimates to be sufficient to satisfy those claims where a loss is determined to be probable and the amount of such loss can be reasonably estimated. The allowance for title and escrow losses for both known and incurred but not reported claims is considered by management to be adequate for such purposes.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 10).

In December 2003, the Securities and Exchange Commission (“SEC”) expressed their view on accounting for loan commitments that relate to the origination of mortgage loans that will be held for resale. It is the SEC’s view that loan commitments are written options that should be recorded at their fair value, which in all cases should be a liability until either expiration or exercise. The Company estimates the value of these loan commitments as the difference between the current value of similar loans and the price at which the Company has committed to originate the loans. Under the Company’s current method of accounting for these loan commitments, the Company recognizes both derivative assets and liabilities. The SEC’s view, which is to be applied prospectively, is effective for commitments entered into in the first reporting period beginning after March 15, 2004. Management is currently evaluating the adoption of the SEC’s view and has not made a definitive determination as to its impact.

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation. These reclassifications had no impact on reported net earnings. In particular, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

2.	ACQUISITIONS

During 2003, the Company purchased a title company, which expanded the Company’s title and closing business into the Chicago market. In connection with this acquisition and contingent consideration related to prior period acquisitions, the Company paid $10.2 million, net of cash acquired. The results of operations of the acquired company are included in the Company’s results of operations since the acquisition date. The pro forma effect of this acquisition on the results of operations is not presented as the effect is not considered material. Total goodwill associated with this acquisition and contingent consideration relating to prior year acquisitions was $9.5 million.

During 2002, the Company acquired a California homebuilder. Lennar Corporation paid $109.5 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s consolidated statements of earnings since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $185.6 million and assumed liabilities of $76.1 million. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

During 2002, the Company also acquired a mortgage company and a title company for a total of $8.7 million in cash and acquired total assets with a fair value of $5.2 million, assumed total liabilities of $0.5 million and recorded total goodwill of $8.8 million. The results of operations of these companies were included in the Company’s consolidated statements of earnings since the respective acquisition dates. The pro forma effect of these acquisitions on the consolidated results of operations is not presented as their effect is not considered material.

3.	OPERATING AND REPORTING SEGMENTS

The Company has two operating and reporting segments: Homebuilding and Financial Services. The Company’s reportable segments are strategic business units that offer different products and services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Segment amounts include all elimination adjustments made in consolidation.

Homebuilding—Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through the Company’s unconsolidated partnerships.

Financial Services—The Financial Services Division (the “Division”) provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. It sells the loans it originates in the secondary mortgage market. The Division also provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others.

Financial information relating to the Company’s reportable segments is as follows:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Homebuilding revenues:
Sales of homes	$4,110,048	$3,278,885	$2,834,602
Sales of land	159,935	121,208	80,301

Total revenues	4,269,983	3,400,093	2,914,903

Homebuilding costs and expenses:
Cost of homes sold	3,156,520	2,557,891	2,211,572
Cost of land sold	79,706	86,231	43,275
Selling, general and administrative	419,227	354,566	320,105

Total costs and expenses	3,655,453	2,998,688	2,574,952

Equity in earnings from unconsolidated partnerships	8,314	8,112	1,473
Management fees and other income, net	15,999	12,441	8,957

Homebuilding operating earnings	$638,843	$421,958	$350,381

Financial services revenues	$559,362	$487,246	$424,554
Financial services costs and expenses	401,669	358,406	333,657

Financial services operating earnings	$157,693	$128,840	$90,897

Revenues from affiliates	188,095	152,252	$129,161

Earnings before provision for income taxes	$984,631	$703,050	$570,439

Depreciation and amortization expense for homebuilding operations for the years ended November 30, 2003, 2002 and 2001 was $24.0 million, $21.3 million and $21.0 million, respectively.

The following table sets forth additional financial information relating to the financial services operations:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Depreciation and amortization	$8,206	$7,273	$9,487

Interest income, net	$34,379	$29,461	$24,139

4.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$38,702	$16,214
Inventories	499,637	378,728
Other assets	18,604	18,289

	$556,943	$413,231

Liabilities and equity:
Accounts payable and other liabilities	$107,591	$49,721
Notes and mortgages payable	210,432	131,951
Equity	238,920	231,559

	$556,943	$413,231

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$249,711	$238,136	$158,619
Costs and expenses	228,778	223,560	157,702

Net earnings of unconsolidated partnerships	$20,933	$14,576	$917

At November 30, 2003, the Company’s equity interest in these Partnerships did not exceed 50%. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate entities. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interests. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2003, 2002 and 2001, the Company received management fees and reimbursement of expenses from the Partnerships totaling $17.9 million, $16.4 million and $15.9 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to its homebuilding divisions. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2003, 2002 and 2001, $73.7 million, $86.3 million and $44.6 million, respectively, of the Partnerships’ revenues were from land sales to the Company.

In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2003, the Company had recourse guarantees of $28.8 million and limited maintenance guarantees of $29.0 million of Partnership debt. When the Company and/or its partners provide a guarantee, the partnership generally receives more favorable terms from its lenders than would otherwise be available to it. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds the unconsolidated partnership distributes. There were no assets held as collateral that, upon the occurrence of any triggering event or condition under a guarantee, the Company could obtain and liquidate to recover all or a portion of the amounts paid under a guarantee.

5.	SENIOR NOTES AND OTHER DEBTS PAYABLE

	November 30,
(Dollars in thousands)	2003	2002
8.25% senior notes due 2004	$980	$980
7.75% senior notes due 2005	—	2,199
8.88% senior subordinated notes due 2007	—	4,800
8.875% senior subordinated notes due 2009	1,387	1,387
Mortgage notes on land	32,734	58,951

	$35,101	$68,317

As a result of LEN Acquisition Corporation’s acquisition of U.S. Home, holders of U.S. Home’s publicly-held notes totaling $525 million were entitled to require U.S. Home to repurchase the notes for 101% of their principal amount within 90 days after the transaction was completed. Independent of that requirement, in April 2000, Lennar Corporation made a tender offer for all of the notes and a solicitation of consents to modify provisions of the indentures relating to the notes. As a result of the tender offer and required repurchases after the acquisition, Lennar Corporation paid approximately $520 million in 2000, which includes tender and consent fees, for $508 million of U.S. Home’s notes. These amounts paid on the Company’s behalf are included in due to affiliates in the consolidated balance sheets. At November 30, 2003 and 2002, the carrying value of U.S. Home’s senior notes detailed above was $2.4 million and $9.4 million, respectively.

At November 30, 2003, the Company had mortgage notes on land bearing interest at fixed interest rates ranging from 2.9% to 25.0%. The weighted average interest rate of the notes was 15.3% at November 30, 2003. The notes are due through 2009 and are collateralized by land. At November 30, 2003 and 2002, the carrying value of the mortgage notes was $32.7 million and $59.0 million, respectively.

The minimum aggregate principal maturities of senior notes and other debts payable during the years subsequent to November 30, 2003 are as follows: 2004—$15.4 million; 2005—$7.6 million and 2006—$10.5 million. The remaining principal obligations are due subsequent to November 30, 2008.

6.	FINANCIAL SERVICES

The assets and liabilities related to the Company’s financial services operations were as follows:

	November 30,
(Dollars in thousands)	2003	2002
Assets:
Cash	$43,893	$33,897
Receivables	213,032	185,277
Mortgage loans held for sale, net	542,507	708,304
Mortgage loans, net	30,451	30,137
Title plants	18,215	15,586
Goodwill, net	43,503	34,002
Investment securities	28,022	22,379
Collateral for bonds and notes payable	4,817	8,411
Other	47,500	35,085

	$971,940	$1,073,078

Liabilities:
Notes and other debts payable	$734,657	$853,416
Bonds and notes payable	4,580	7,947
Other	87,116	93,938

	$826,353	$955,301

At November 30, 2003, the Financial Services Division had warehouse lines of credit totaling $750 million, which included a $145 million temporary increase that expired in December 2003, to fund its mortgage loan activities. Borrowings under the facilities were $714.4 million and $489.7 million at November 30, 2003 and 2002, respectively, and were collateralized by mortgage loans and receivables on loans sold not yet funded with outstanding principal balances of $742.2 million and $523.8 million, respectively. There are several interest rate pricing options which fluctuate with market rates. The effective interest rate on the facilities at November 30, 2003 and 2002 was 1.7% and 2.3%, respectively. The warehouse lines of credit mature in May 2004 ($250 million) and in October 2005 ($500 million), at which time the Division expects both facilities to be renewed. Additionally, the line of credit maturing in May 2004 includes an incremental $100 million commitment available at each fiscal quarter-end. At November 30, 2003 and 2002, the Division had advances under a conduit funding agreement with a major financial institution amounting to $0.6 million and $343.7 million, respectively. Borrowings under this agreement are collateralized by mortgage loans and had an effective interest rate of 1.9% and 2.3% at November 30, 2003 and 2002, respectively. The Division also had a $20 million revolving line of credit with a bank, collateralized by certain assets of the Division and stock of certain title subsidiaries. Borrowings under the line of credit were $19.4 million and $20.0 million at November 30, 2003 and 2002, respectively, and had an effective interest rate of 2.1% and 2.4% at November 30, 2003 and 2002, respectively.

The minimum aggregate principal maturities of the Financial Services Division’s notes and other debts payable (including limited-purpose finance subsidiaries) during the five years subsequent to November 30, 2003 are as follows: 2004—$734.5 million; 2005—$0.1 million and 2006—$0.1 million. The remaining principal obligations are due subsequent to November 30, 2008.

7.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$354,190	$226,622	$182,425
State	45,998	30,784	24,141

	400,188	257,406	206,566

Deferred:
Federal	(25,146)	7,195	11,468
State	(3,343)	931	250

	(28,489)	8,126	11,718

	$371,699	$265,532	$218,284

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2003	2002
Deferred tax assets:
Acquisition adjustments	$26,531	$36,041
Reserves and accruals	99,512	76,108
Net operating loss and capital loss carryforwards, tax affected	4,379	4,379
Capitalized expenses	13,501	11,415
Deferred income	13,581	—
Investments in unconsolidated partnerships	988	1,004
Other	2,230	4,665

Deferred tax assets	160,722	133,612
Less: valuation allowance	—	(6,978)

Total deferred tax assets, net	160,722	126,634

Deferred tax liabilities:
Acquisition adjustments	3,443	3,058
Reserves and accruals	1,839	574
Capitalized expenses	22,392	30,663
Investments in unconsolidated partnerships	34	—
Other	43,816	38,608

Total deferred tax liabilities	71,524	72,903

Net deferred tax asset	$89,198	$53,731

The net deferred tax asset is included in other assets of the Homebuilding Division and the assets of the Financial Services Division in the consolidated balance sheets. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. During fiscal 2003, restrictions associated with the utilization of the capital loss carryforwards and acquisition adjustments lapsed, resulting in the reduction of the valuation allowance. Because the asset was established in connection with an acquisition, the reduction of the valuation allowance resulted in a decrease to goodwill. Based on management’s assessment, it is more likely than not that the net deferred tax asset will be realized through future taxable earnings.

8.	FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 2003 and 2002, using available market information and what the Company believes to be appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash, receivables and accounts payable, which had fair values approximating their carrying values.

	NOVEMBER 30,
(Dollars in thousands)	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial services assets:
Mortgage loans held for sale, net	$542,507	$542,507	$708,304	$708,304
Mortgage loans, net	30,451	29,355	30,137	29,467
Collateral for bonds and notes payable	4,817	5,134	8,411	8,912
Investment securities	28,022	28,021	22,379	22,412

Homebuilding liabilities:
Senior notes and other debts payable	$35,101	$35,101	$68,317	$68,317

Financial services liabilities:
Notes and other debts payable	$734,657	734,657	$853,416	853,416
Bonds and notes payable	4,580	4,930	7,947	8,465

Other instruments:
Commitments to originate loans	$(229)	(229)	$(717)	(717)
Commitments to sell loans and option contracts	(1,120)	(1,120)	1,430	1,430

The following methods and assumptions are used by the Company in estimating fair values:

Homebuilding—Senior notes and other debts payable: The fair value of fixed rate borrowings is based on quoted market prices. Variable rate borrowings are tied to market indices and therefore approximate fair value.

Financial services—The fair values are based on quoted market prices, if available. The fair values for instruments which do not have quoted market prices are estimated by the Company on the basis of discounted cash flows or other financial information.

As of November 30, 2003, the Financial Services Division’s commitments regarding loans in process totaled approximately $2.6 billion. To minimize credit risk, the Division uses the same credit policies in the approval of the commitments as are applied to all lending activities. Since a portion of these commitments is expected to expire without being exercised by the borrowers, the total commitments do not necessarily represent future cash requirements. Loans in process for which interest rates were committed to the borrowers totaled approximately $330.7 million as of November 30, 2003. Substantially all of these commitments were for periods of 60 days or less.

Mandatory mortgage-backed securities forward commitments (“MBS”) are used by the Company to hedge its interest rate exposure during the period from when it makes an interest rate commitment to a loan applicant until the time at which the loan is sold to an investor. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by entering into MBS only with investment banks with primary dealer status and with permanent investors meeting the credit standards of the Company. At any time, the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market value. At November 30, 2003, the Company had open commitments amounting to $512.0 million to sell MBS with varying settlement dates through January 2004.

9.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a majority-owned subsidiary of Greystone Homes, Inc. and U.S. Home, which are both wholly-owned subsidiaries of Lennar Corporation, whereby Greystone has granted to affiliates of Lennar Corporation the right to use certain property for a fee. Unpaid fees bear interest at 9% annually. During 2002 and 2001, revenues from affiliates in the consolidated statements of earnings are comprised of the affiliates’ fee and interest. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation through a financing arrangement between Lennar Corporation and certain affiliates.

During December 2002, Greystone transferred the license agreement to another majority-owned subsidiary of the Company. That subsidiary has continued to grant the Company the right to use the property as applied to the grant from Greystone. Unpaid fees bear interest at 7.7% annually. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation through a financing arrangement between Lennar Corporation and certain affiliates. During 2003, revenues from affiliates in the consolidated statements of earnings are comprised of the affiliates’ fee and interest. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

The Company has an agreement with Lennar Associates Management, LLC (“LAM”), a wholly-owned subsidiary of Lennar Corporation, whereby LAM leases certain employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred and the related fee are included in homebuilding expenses in the consolidated statements of earnings. During 2003 and 2002, the Company’s fee was $0.3 million and $0.5 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to LAM. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003, U.S. Home Associates Management, Inc. (“USHAM”), a wholly-owned subsidiary of the Company, entered into an agreement with certain affiliates of Lennar Corporation whereby USHAM leases certain employees for the Company’s costs incurred, including salaries, plus a fee. The fees are included in revenues from affiliates. During 2003, USHAM’s leasing fee was $0.3 million. On a quarterly basis, these amounts are paid by Lennar Corporation to USHAM. The amounts paid by Lennar Corporation are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During January 2003, Lennar Family of Builders, LP (“LFB”), a wholly-owned subsidiary of Lennar Homes, Inc., which is a wholly-owned subsidiary of Lennar Corporation, entered into a contract with the Company whereby LFB will construct certain homes on behalf of the Company for a fee. Unpaid fees bear no interest. Costs incurred to construct homes and the related fees are included in homebuilding expenses in the consolidated statements of earnings. During 2003, LFB’s construction fee was $38.4 million. On a quarterly basis, these amounts are paid to LFB by Lennar Corporation. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2003 and 2002, Lennar Corporation and its subsidiaries advanced and borrowed funds to and from the Company which had no stated repayment terms. At November 30, 2003, the Company’s aggregate payable to affiliates was $14.7 million and $88.6 million, respectively.

10.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnerships

At November 30, 2003, the Company had investments in and advances to partnerships established to acquire and develop land for sale to the Company in connection with its homebuilding operations or for sale to third parties. The Company evaluated its partnership agreements entered into subsequent to January 31, 2003 under FIN 46. The Company did not consolidate any partnerships created after January 31, 2003 as the Company determined it was not the primary beneficiary, as defined under FIN 46. The Company is in the process of evaluating the remainder of its unconsolidated partnerships that may be deemed variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to unconsolidated partnerships was its recorded investment in these partnerships totaling $128.0 million in addition to the exposure under the guarantees discussed in Note 4.

Option contracts

The Company evaluated its option contracts for land entered into subsequent to January 31, 2003 and determined it is the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46, the Company, as the primary beneficiary, is required to consolidate the land under option at fair value (the exercise price). The effect of the consolidation was an increase of $31.0 million to inventories with a corresponding increase to liabilities related to consolidated inventory not owned in the accompanying consolidated balance sheet as of November 30, 2003. The liabilities related to consolidated inventory not owned represent the difference between the exercise price of the optioned land and the Company’s deposits. At November 30, 2003, the total fair value of the inventory consolidated under FIN 46 was $32.7 million. The Company is in the process of evaluating the remainder of its option contracts that may be deemed issued by variable interest entities under the provisions of FIN 46. At November 30, 2003, the Company’s exposure to loss represents its non-refundable option deposits and/or letters of credit related to options with estimated aggregate exercise prices totaling approximately $2 billion.

11.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships until the Company is ready to build homes on them. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2003, the Company had $150.1 million of non-refundable option deposits and advanced costs on real estate, which are included in inventories in the consolidated balance sheet.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2004—$34.5 million; 2005—$26.4 million; 2006—$20.6 million; 2007—$15.4 million; 2008—$8.6 million and thereafter—$9.1 million. Rental expense for the years ended November 30, 2003, 2002 and 2001 was $39.8 million, $33.1 million, and $33.4 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $307.3 million at November 30, 2003. The Company also had outstanding performance and surety bonds with estimated costs to complete of $556.4 million related principally to its obligations for site improvements at various projects at November 30, 2003. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Land Partners Sub II, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Land Partners Sub II, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2003 and 2002 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (Dollars in thousands, except par value)

	2003	2002
ASSETS
Cash	$252	$49
Investment in unconsolidated partnership	50,598	34,716
Other assets	10	10
Due from affiliates	140,807	156,324

Total assets	$191,667	$191,099

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES:
Accounts payable and other liabilities	$127	$9,240

Total liabilities	127	9,240

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	92,420	92,420
Retained earnings	99,120	89,439

Total stockholder’s equity	191,540	181,859

Total liabilities and stockholder’s equity	$191,667	$191,099

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
REVENUES:
Land sales	$—	$14,495	$37,270

Total revenues	—	14,495	37,270

COSTS AND EXPENSES:
Cost of land sold		3,934	14,111
General and administrative	84	225	291

Total costs and expenses	84	4,159	14,402

Equity in earnings from unconsolidated partnership	15,635	22,493	16,386
Management fees and other income, net	—	—	425

EARNINGS BEFORE PROVISION FOR INCOME TAXES	15,551	32,829	39,679

PROVISION FOR INCOME TAXES	5,870	12,393	15,276

NET EARNINGS	$9,681	$20,436	$24,403

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 2000	$—	$92,420	$44,600	$137,020
2001 net earnings	—	—	24,403	24,403

Balance, November 30, 2001	—	92,420	69,003	161,423
2002 net earnings	—	—	20,436	20,436

Balance, November 30, 2002	—	92,420	89,439	181,859
2003 net earnings	—	—	9,681	9,681

Balance, November 30, 2003	$—	$92,420	$99,120	$191,540

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (Dollars in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,681	$20,436	$24,403
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in earnings from unconsolidated partnership	(15,635)	(22,493)	(16,386)
Deferred income tax provision (benefit)	—	42	(17)
Changes in assets and liabilities:
(Increase) decrease in land held for development and sale	—	3,212	(991)
Decrease in other assets	—	—	65
Increase (decrease) in accounts payable and other liabilities	(9,113)	(6,198)	10,675

Net cash provided by (used in) operating activities	(15,067)	(5,001)	17,749

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investment in unconsolidated partnership, net	(2,930)	32,620	28,212

Net cash provided by (used in) investing activities	(2,930)	32,620	28,212

CASH FLOWS FROM FINANCING ACTIVITIES:
(Increase) decrease in amounts due from affiliates	18,200	(27,806)	(45,725)

Net cash provided by (used in) financing activities	18,200	(27,806)	(45,725)

NET INCREASE (DECREASE) IN CASH	203	(187)	236

CASH AT BEGINNING OF YEAR	49	236	—

CASH AT END OF YEAR	$252	$49	$236

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 and 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Lennar Land Partners Sub II, Inc., and all subsidiaries, partnerships and other entities (the “Company”) in which the Company has a controlling interest and variable interest entities (“VIEs”) created after January 31, 2003 in which the Company is deemed the primary beneficiary (see Note 5). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held and VIEs created after January 31, 2003 in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method. The Company is a wholly-owned subsidiary of Lennar Corporation and was formed on June 21, 1999 by the contribution of an investment in an unconsolidated partnership. The investment in the unconsolidated partnership was recorded at Lennar Corporation’s historical carrying value. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company operates in one operating and reporting segment. The activities in this segment include the purchase, development and sale of residential land directly and through the Company’s unconsolidated partnership.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition—Revenues from land sales are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash—The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Due from Affiliates—The Company has transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes—Interest and real estate taxes attributable to land are capitalized as inventories while the properties are being actively developed. Interest related to land, including interest costs relieved from inventories, is included in cost of land sold. Interest costs result from the interest related to debt incurred by the Company’s parent, Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Income Taxes—The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under

SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Fair Value of Financial Instruments—The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of the financial instruments.

New Accounting Pronouncements—In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. The implementation of SFAS No. 144 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Certain provisions of this statement were effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to non-controlling interests in limited life entities. The Company does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Company adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation (see Note 5).

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation.

2.	INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

On November 30, 2003, the Company contributed its 50% ownership interest in its unconsolidated partnership that is jointly-owned with LNR Property Corporation, to a new limited liability company named LandSource Communities Development LLC (“LandSource”), in exchange for a 23% interest in LandSource. Summarized condensed financial information of partnerships in which the Company invests that are accounted for by the equity method was as follows (all information presented below relates to the Company’s investment in Lennar Land Partners II, except for the November 30, 2003 balance sheet which relates to LandSource):

	November 30,
(Dollars in thousands)	2003	2002
ASSETS:
Cash	$85,042	$—
Inventories	137,981	115,985
Other assets	124,518	62,277

	$347,541	$178,262

LIABILITIES AND EQUITY:
Accounts payable and other liabilities	$63,252	$50,186
Mortgage notes and other debts payable	59,033	58,644
Equity	225,256	69,432

	$347,541	$178,262

	Years Ended November 30,
(Dollars in thousands)	2003	2002	2001
Revenues	$136,072	$139,565	$130,002
Costs and expenses	104,802	94,579	97,230

Net earnings of unconsolidated partnership	$31,270	$44,986	$32,772

3.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years ended November 30,
(Dollars in thousands)	2003	2002	2001
Current:
Federal	$5,195	$10,836	$13,369
State	675	1,515	1,924

	5,870	12,351	15,293

Deferred:
Federal	—	37	(16)
State	—	5	(1)

	—	42	(17)

	$5,870	$12,393	$15,276

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before provision for income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of November 30, 2003, there were no temporary differences that gave rise to deferred tax assets.

4.	RELATED PARTY TRANSACTIONS

The Company and its unconsolidated partnership, in the ordinary course of business, sell land to affiliates of Lennar Corporation. During 2003, 2002 and 2001, these land sales amounted to $26.5 million, $39.2 million and $88.7 million, respectively, and generated gains of $6.0 million, $23.2 million and $39.4 million, respectively. Amounts received from affiliates of Lennar Corporation approximated fair value.

During 2003 and 2002, Lennar Corporation and its subsidiaries advanced and borrowed funds to and from the Company which had no stated repayment terms. At November 30, 2003 and 2002, the Company’s aggregate receivable from affiliates was $140.8 million and $156.3 million, respectively.

5.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003, which requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Company’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Company does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Company cannot make any definitive determination until it completes its evaluation.

Partnership

At November 30, 2003, the Company had an investment in and advances to an unconsolidated partnership which acquires and develops land for sale to Lennar Corporation in connection with its homebuilding operations or for sale to third parties. The Company evaluated this partnership, which was entered into subsequent to January 31, 2003 under FIN 46. This partnership was not consolidated as the Company determined it was not the primary beneficiary, as defined under FIN 46. At November 30, 2003, the Company’s estimated maximum exposure to loss with regard to this partnership was its recorded investment in the partnership totaling $50.6 million.

6.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Financial Services, LLC:

We have audited the accompanying consolidated balance sheets of Lennar Financial Services, LLC and subsidiaries (“LFS”), a wholly owned subsidiary of U.S. Home Corporation, as of November 30, 2003 and 2002 and the related consolidated statements of earnings, members’ equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of LFS’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LFS as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 27, 2004

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002 (in thousands)

	2003	2002
ASSETS

Cash	$43,482	$33,410
Receivables, net	212,886	185,248
Loans held for sale, net	542,507	708,304
Loans held for investment, net	35,268	38,548
Investment securities	28,022	22,379
Due from affiliates	242,386	171,378
Title plants	18,215	15,586
Goodwill, net	43,503	34,002
Other assets	47,039	34,546

TOTAL	$1,213,308	$1,243,401

LIABILITIES AND MEMBERS’ EQUITY

Accounts payable and other liabilities	$87,097	$93,919
Borrowings under credit agreements and other debt	739,237	861,363

Total liabilities	826,334	955,282

Members’ equity	386,974	288,119

TOTAL	$1,213,308	$1,243,401

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (in thousands)

	2003	2002	2001
REVENUES:
Title and escrow	$300,691	$267,148	$232,294
Loan origination and sales	192,675	158,015	136,164
Interest income	45,434	41,280	37,410
Other	21,573	22,463	17,627

Total revenues	560,373	488,906	423,495

OPERATING EXPENSES:
Payroll and benefits	268,349	213,562	185,747
Other administrative expenses	74,353	94,189	91,299
Occupancy	30,394	26,147	24,853
Provision for losses	11,702	7,513	8,591
Depreciation and amortization	8,242	7,317	9,809
Interest	8,528	9,592	13,271

Total operating expenses	401,568	358,320	333,570

EARNINGS BEFORE PROVISION FOR INCOME TAXES	158,805	130,586	89,925

PROVISION FOR INCOME TAXES	59,950	49,427	33,286

NET EARNINGS	$98,855	$81,159	$56,639

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (in thousands)

	U.S. Home Corporation	LFS Holding Company, LLC	Total

BALANCE—November 30, 2000	$148,323	$1,498	$149,821

Net earnings	56,073	566	56,639

BALANCE—November 30, 2001	204,396	2,064	206,460

Cash contributions	495	5	500

Net earnings	80,347	812	81,159

BALANCE—November 30, 2002	285,238	2,881	288,119

Net earnings	97,866	989	98,855

BALANCE—November 30, 2003	$383,104	$3,870	$386,974

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$98,855	$81,159	$56,639
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income tax (benefit) provision	(3,730)	3,583	(10,100)
Depreciation and amortization	8,242	7,317	9,809
Amortization of discounts	(36)	(44)	(322)
Provision for losses	11,702	7,513	8,591
Origination and acquisition of loans	(6,665,575)	(6,131,731)	(5,135,877)
Proceeds on sales of loans	6,831,348	6,008,716	4,929,416
Changes in assets and liabilities, net of effect from acquisitions:
Net increase in receivables	(27,180)	(79,032)	(77,814)
Net (increase) decrease in other assets	(6,465)	(7,411)	5,435
Net (decrease) increase in accounts payable and other liabilities	(16,773)	3,360	2,407

Net cash provided by (used in) operating activities	230,388	(106,570)	(211,816)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net additions and principal reductions of loans and mortgage-backed securities held for investment, net	(297)	18,082	3,910
Purchases of investments	(23,274)	(31,545)	(18,143)
Maturities of investments	17,674	22,442	17,700
Principal reductions (increases) of collateral for bonds and notes payable	3,594	(180)	932
Originations of mortgage servicing rights, net	—	—	10,802
Proceeds from sale of cable system	—	9,399	—
Net additions to operating properties and equipment	(14,215)	(10,270)	(6,875)
Acquisitions, net of cash acquired	(10,177)	(8,670)	(1,630)
Capital contributions	—	500	—
Other investments	—	(261)	—

Net cash (used in) provided by investing activities	(26,695)	(503)	6,696

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in borrowings under credit agreements	(118,989)	159,485	264,996
Repayment of bonds and notes payable	(3,366)	(3,733)	(6,598)
Net increase in amounts due from affiliates	(71,266)	(61,562)	(46,306)

Net cash (used in) provided by financing activities	(193,621)	94,190	212,092

NET INCREASE (DECREASE) IN CASH	10,072	(12,883)	6,972
CASH—Beginning of year	33,410	46,293	39,321

CASH—End of year	$43,482	$33,410	$46,293

			(Continued )

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001 (in thousands)

	2003	2002	2001
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$9,047	$10,322	$13,981

ACQUISITION OF MID AMERICA TITLE COMPANY, SENTINEL TITLE CORPORATION, EAGLE HOME MORTGAGE, INC., PRASKI MORTGAGE, INC., AND TEXAS PROFESSIONAL TITLE, INC.:
Fair value of assets (inclusive of cash of $693)	$3,563
Goodwill recorded	9,501
Fair value of liabilities assumed	(2,194)

Cash paid	$10,870

ACQUISITION OF SENTINEL TITLE CORPORATION, PRASKI MORTGAGE, INC., EAGLE HOME MORTGAGE, INC., AND NORTH AMERICAN ASSET DEVELOPMENT CORPORATION AND SUBSIDIARIES:
Fair value of assets (inclusive of cash of $4,873 )		$5,232
Goodwill recorded		8,844
Fair value of liabilities assumed		(533)

Cash paid		$13,543

ACQUISITION OF TEXAS PROFESSIONAL TITLE, INC., AND NORTH AMERICAN ASSET DEVELOPMENT CORPORATION AND SUBSIDIARIES:
Fair value of assets (inclusive of cash of $ — )			$—
Goodwill recorded			1,630
Fair value of liabilities assumed			—

Cash paid			$1,630

(Concluded)

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly Owned Subsidiary of U.S. Home Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—Lennar Financial Services, LLC and Subsidiaries (“LFS”), a wholly owned subsidiary of U.S. Home Corporation (“U.S. Home”), is the holding company for the entities which primarily form the Financial Services Division (the “Division”) of Lennar Corporation (“Lennar”). The Division’s operations include mortgage financing, title insurance and closing services, insurance agency services, broadband services including high-speed Internet access, as well as alarm installation and monitoring services, all of which are available to residents of Lennar communities and others. These services are conducted by the Division’s subsidiaries: Universal American Mortgage Company, LLC (“UAMC”), North American Title Group, Inc., Strategic Technologies, Inc., Universal American Insurance Agency, Inc. and their related subsidiaries. The Division’s investments in unconsolidated entities in which a significant, but less than a controlling interest is held and variable interest entities created after January 31, 2003 in which LFS is not deemed to be the primary beneficiary, are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Division’s ownership interest and participation in the management of the limited liability company.

In June 2001, the ownership structure of LFS was reorganized whereby LFS became a subsidiary of U.S. Home. U.S. Home Mortgage Corporation (formerly a subsidiary of U.S. Home) became a subsidiary of LFS and U.S. Home Mortgage Corporation was then merged into LFS’s subsidiary UAMC, with UAMC being the surviving entity. These transactions were accounted for as a reorganization of entities under common control and, accordingly, all prior period consolidated financial statements have been presented at historical carrying values as if this transaction had occurred on May 3, 2000, the date when Lennar acquired U.S. Home.

In August 2002, Lennar Financial Services, Inc. merged with Lennar Financial Services, LLC. Lennar Financial Services, LLC did not have any operations or net assets prior to the merger with Lennar Financial Services, Inc. Lennar Financial Services, LLC was the surviving entity. This transaction was accounted for as a reorganization of entities under common control and, accordingly, all assets, liabilities and operations of Lennar Financial Services, LLC for periods prior to the reorganization transaction presented herein are those of Lennar Financial Services, Inc. at historical carrying values. Subsequent to the merger, U.S. Home has a 99% ownership interest in LFS and LFS Holding Company, LLC, a wholly owned subsidiary of U.S. Home, has a 1% ownership interest in LFS.

The financial statements of Lennar Financial Services, LLC include the accounts of LFS and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Loans Held for Sale, net—Loans held for sale consist of residential mortgage loans. Effective December 1, 2000, loans held for sale that are designated as hedged assets are carried at market value, as the effect of changes in fair value are reflected in the carrying amount of the loans and in earnings. Premiums and discounts recorded on loans held for sale are presented as an adjustment of the carrying amount of the loans and are not amortized.

Effective December 1, 2000, LFS adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Division’s policy is to designate at a derivative’s inception the specific assets, liabilities, or future commitments being hedged and monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as a hedge is based on high correlation between changes in its value and changes in the value of the underlying hedged item. The Division recognizes gains or losses for amounts received or paid when the underlying transaction settles. The Division does not enter into or hold derivatives for trading or speculative purposes.

The Division, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. The Division enters into forward commitments and option contracts to protect the value of fixed rate locked loan commitments and loans held for sale from fluctuations in market interest rates. These derivative financial instruments are designated as fair value hedges, and, accordingly, for all qualifying and highly effective fair value hedges, the changes in the fair value of the derivative and the loss or gain on the hedged asset relating to the risk being hedged are recorded currently in earnings. The effect of the implementation of SFAS No. 133 on the Financial Services Division’s earnings was not significant.

Loans Held for Investment, net—Loans for which LFS has the positive intent and ability to hold to maturity consist of mortgage loans carried at cost net of unamortized discounts. Discounts are amortized over the estimated lives of the loans using the interest method.

Collateral for Bonds and Notes Payable—Collateral for bonds and notes payable consists of mortgage loans, mortgage-backed securities, and funds held by the trustee. Mortgage loans and mortgage-backed securities are carried net of unamortized discounts. Discounts are amortized over the estimated lives of the assets using the interest method. An unaffiliated company holds an interest in the collateral for bonds and notes payable to the extent such assets exceed the related liabilities.

Mortgage Servicing Rights—Historically, LFS retained servicing rights when it sold certain of the loans it originated. During 2001, LFS sold substantially all its existing portfolio of mortgage servicing rights, realizing a pretax profit from the sale of approximately $13 million reflected in other revenue. LFS currently sells all of its loans on a servicing released, non-recourse basis.

Income Taxes—LFS is included in the consolidated federal income tax return of Lennar. Although LFS and some entities in the LFS consolidated reporting group are limited liability companies that have elected to be treated as disregarded entities for federal income tax purposes, in accordance with the tax sharing arrangement with Lennar, income taxes have been provided as if the LFS reporting group filed as a separate federal consolidated group. Current taxes due are recorded as a payable to Lennar, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Title Plants—Title plants, which are comprised of indexed and catalogued information concerning titles to real property, are recorded at cost. Acquired and capitalized costs of title plants are not depreciated or charged to income unless circumstances indicate that the value of the title plant has been impaired. Management reviews the title plant for impairment whenever events or changes in circumstances indicate that the carrying value of the title plants may not be recoverable. Management believes that there has been no impairment of the title plant for the years ended November 30, 2003 and 2002. Costs of maintaining and operating title plants are expensed in the period in which they are incurred.

Goodwill—Goodwill arises due to acquisitions made by LFS, which are accounted for under SFAS No. 141, Business Combinations. The pro forma effects of acquisitions made during the three year period ending November 30, 2003 on the consolidated results of operations is not presented as the effects are not considered material. The Division adopted SFAS No. 142, Goodwill and Other Intangible Assets on December 1, 2001. SFAS No. 142 no longer requires or permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. No impairment charges were recognized upon the adoption of this statement. The Division performed its annual impairment test of goodwill as of September 30, 2003 and determined that goodwill was not impaired. As of November 30, 2003 and 2002, there were no material identifiable intangible assets, other than goodwill.

Pro forma net earnings for fiscal 2001 adjusted to exclude amortization expense (net of taxes) are as follows:

(In thousands)
Net Earnings:
Reported net earnings	$56,639
Goodwill amortization, net of tax	1,452

Adjusted net earnings	$58,091

At November 30, 2003 and 2002, goodwill was $43.5 million and $34.0 million, respectively (net of accumulated amortization of $4.4 million at November 30, 2003 and 2002). While the Division believes that no impairment existed as of November 30, 2003, there can be no assurances that future economic or financial developments, including general interest rate increases or a slowdown in the economy, might not lead to impairment of goodwill.

Operating Properties and Equipment—Operating properties and equipment are recorded at cost and are included in other assets in the accompanying consolidated balance sheets. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years.

Escrow Funds Held in Trust—At November 30, 2003 and 2002, LFS held approximately $618.2 million and $459.3 million, respectively, in trust for others, pending completion of real estate transactions. These funds are not included in LFS’ consolidated balance sheets.

Title and Escrow Revenue—Premiums from title insurance policies are recognized as revenue on the effective date of the policy. Escrow fees are recognized at the time the related real estate transactions are completed, usually upon the close of escrow.

Loan Origination and Sales Revenue—Loan origination revenues, net of direct origination costs, are recognized when the related loans are sold. Gains and losses from the sale of loans and loan servicing rights are recognized when the loans are sold and delivered to an investor.

Provision for Losses—LFS provides an allowance for estimated title and escrow losses based upon management’s evaluation of claims presented and estimates for any incurred but not reported claims. The allowance is established at a level that management estimates to be sufficient to satisfy those claims where a loss is determined to be probable and the amount of such loss can be reasonably estimated. The allowance for title and escrow losses for both known and incurred but not reported claims is considered by management of LFS to be adequate for such purposes.

In the normal course of business, loans are sold without recourse that may be subject to repurchase or indemnification obligations if the loan fails to meet the standard representations and warranties included in the sales contract or if shortly after sale of the loan to an investor the borrower has past due payments (Early Payment Defaults or “EPD”). The EPD term varies by investor and is defined in their respective purchase agreements, with none of the obligations exceeding a period of twelve months. Loan loss reserves include management’s estimated loss exposure of potential indemnifications issued after December 31, 2002, in accordance with Financial Accounting Standards Board Interpretation (“FASB”) No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

LFS also provides allowances for loan losses when and if management determines that loans or portions thereof are uncollectible. The provision recorded and the adequacy of the related allowance is determined by management’s continuing evaluation of the loan portfolio in light of past loan loss experience, regulatory examinations, present economic conditions and other factors considered relevant by management. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management’s control.

LFS has errors and omissions and fidelity bond insurance policies, both in the amount of $1.5 million.

New Accounting Pronouncements—In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003. The implementation of SFAS No. 149 did not have a material impact on the Division’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity.

Certain provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred indefinitely certain provisions of this statement pertaining to noncontrolling interests in limited life entities. The Division does not believe that the implementation of SFAS No. 150 had, or will have, a material impact on the Division’s financial position, results of operations, or cash flows.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. In accordance with the provisions of FIN 45, the Division adopted the initial recognition and measurement provisions on a prospective basis with regard to guarantees issued after December 31, 2002. The implementation of FIN 45 did not have a material impact on the Division’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, as further clarified and amended by the FASB’s issuance of a revision to FIN 46 in December 2003. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the issuance of FIN 46, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 applied immediately to variable interests created after January 31, 2003, and with respect to variable interests created before February 1, 2003, FIN 46 will apply in the Division’s second quarter ending May 31, 2004, as deferred by the FASB in December 2003. Although the Division does not believe the full adoption of FIN 46 will have a material impact on net earnings, the Division cannot make any definitive determination until it completes its evaluation.

In December 2003, the Securities and Exchange Commission (“SEC”) expressed their view on accounting for loan commitments that relate to the origination of mortgage loans that will be held for resale. It is the SEC’s view that loan commitments are written options that should be recorded at their fair value, which in all cases should be a liability until either expiration or exercise. LFS estimates the value of these loan commitments as the difference between the current value of similar loans and the price at which LFS has committed to originate the loans. Under LFS’ current method of accounting for these loan commitments, LFS recognizes both derivative assets and liabilities. The SEC’s view, which is to be applied prospectively, is effective for commitments entered into in the first reporting period beginning after March 15, 2004. Management is currently evaluating the adoption of the SEC’s view and has not made a definitive determination as to its impact.

Financial Statement Presentation—LFS prepares its financial statements using an unclassified balance sheet presentation as is customary in the financial services industry. A classified balance sheet presentation would have aggregated current assets, current liabilities and net working capital at November 30, 2003 and 2002 as follows:

(In thousands)	2003	2002
Current assets	$1,041,261	$1,098,340
Current liabilities	805,422	927,729

Net working capital	$235,839	$170,611

Reclassifications—Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2003 presentation.

2.	LOANS HELD FOR INVESTMENT, NET

LFS periodically acquires loans collateralized by residential and other real property, which it holds for investment. At November 30, 2003 and 2002, these loans totaling $29.1 million and $27.6 million, respectively, carried interest rates ranging from 5.4% to 16.8% per annum, respectively, (weighted average interest rate of 7.8% at November 30, 2003). At November 30, 2003 and 2002, mortgage loans receivable of $22.5 million and $27.5 million, respectively, were pledged as collateral for short-term debt.

At November 30, 2003 and 2002, LFS estimates that the fair value of its investments in residential mortgage loans and mortgage notes receivable approximate their recorded amount, based on the interest rates on the loans compared to the current market rates, the collectibility, term and type of loans, the value of the underlying properties and the remaining available mortgage loan insurance coverage.

During the year ended November 30, 2001, LFS purchased subordinated performance notes issued by an affiliate of a mortgage insurance company in which the interest earned on each note is variable depending on, among other things, the default experience and related losses from mortgage insurance claims on a specific pool of mortgage loans originated by LFS. At November 30, 2003 and 2002, the performance notes of $1.4 million and $2.5 million, respectively, earned interest at an average rate of 36.9% and 26.0% per annum, respectively.

At November 30, 2003 and 2002, LFS estimates that the fair value of its investments in performance notes approximates their recorded amount based on the Division’s history of originating high quality loans with related low delinquency and default rates, and its option to redeem at par certain of the performance notes (representing a majority of such notes) having an acceptable underlying loan loss experience.

Collateral for bonds and notes payable (the “Collateral”) consists of fixed and adjustable rate mortgage loans and fixed-rate mortgage-backed securities guaranteed by U.S. government agencies. At November 30, 2003 and 2002, collateral for bonds and notes payable totaled $4.8 million and $8.4 million, respectively. All collateral is pledged to secure repayment of the bonds and notes payable. All principal and interest on the collateral is remitted directly to a trustee and, together with any reinvestment income earned thereon, is available for payment on the bonds and notes payable.

The components of the collateral at November 30, 2003 and 2002 are as follows:

(In thousands)	2003	2002
Mortgage-backed securities	$3,227	$5,926
Mortgage loans	1,450	1,904
Funds held by trustee	140	581

	$4,817	$8,411

3.	INVESTMENT SECURITIES

Securities held by LFS are classified as held-to-maturity and are carried at amortized cost because they are purchased with the positive intent and ability to hold such securities to maturity.

The amortized cost, unrealized gains, unrealized losses and fair values for held-to-maturity securities by type as of November 30, 2003 and 2002 are as follows:

(In thousands)	2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$6,401	$5	$6	$6,400
Certificates of deposit	21,621	—	—	21,621

Total	$28,022	$5	$6	$28,021

(In thousands)	2002
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$852	$33	$—	$885
Certificates of deposit	21,527	—	—	21,527

Total	$22,379	$33	$—	$22,412

The amortized cost and estimated fair value of securities held-to-maturity at November 30, 2003 by contractual maturity are shown below.

(In thousands)	Amortized Cost	Fair Value
Due in one year or less	$27,152	$27,152
Due after one year through five years	870	869

Total	$28,022	$28,021

4.	OTHER ASSETS

Other assets consist of the following at November 30, 2003 and 2002:

(In thousands)	2003	2002
Operating properties and equipment (net of accumulated depreciation of $40.5 million and $34.2 million for 2003 and 2002, respectively)	$28,386	$20,390
Other (includes a deferred tax asset of $11.1 million and $7.8 million for 2003 and 2002, respectively)	18,653	14,156

	$47,039	$34,546

5.	BORROWINGS UNDER CREDIT AGREEMENTS AND OTHER DEBT

(In thousands)	2003	2002
Warehouse line of credit with banks totaling $500 million, at November 30, 2003 and 2002, including a $145 million 30-day increase expiring on December 19, 2003, variable interest rate (approximately 2.0% and 2.3% at November 30, 2003 and 2002, respectively); secured by receivables on loans sold not yet funded and mortgage loans	$464,404	$489,651

Warehouse line of credit with banks totaling $250 million, at November 30, 2003, including a $100 million seasonal commitment available at each fiscal quarter-end, variable interest rate (approximately 1.5% at November 30, 2003) secured by receivables on loans sold not yet funded and mortgage loans	250,000	—

Advance under conduit funding lines with a major financial institution, variable interest rates (approximately 1.9% and 2.3% at November 30, 2003 and 2002, respectively); secured by mortgage loans	627	343,663

Line of credit with a bank totaling $20 million expiring on May 31, 2004; variable interest rate (approximately 2.1% and 2.4% at November 30, 2003 and 2002, respectively); secured by substantially all of the assets and common stock of North American Title Company, Inc. and the common stock of North American Title Insurance Company (both are subsidiaries of North American Title Group, Inc.)	19,437	20,013

Bonds and notes payable maturing in years 2015 through 2018 with interest rates ranging from 8.8% to 11.7%	4,580	7,947

Other borrowings	189	89

Total	$739,237	$861,363

The warehouse lines of credit are subject to restrictive covenants relating to certain financial ratios as to net worth and debt with which LFS was in compliance at November 30, 2003. Substantially all of the borrowings under credit agreements mature during the next twelve months.

6.	INCOME TAXES

The provision (benefit) for income taxes for the years ended November 30, 2003, 2002 and 2001 consisted of:

(In thousands)	2003	2002	2001
Current:
Federal	$56,435	$40,999	$38,108
State	7,245	4,845	5,278

	63,680	45,844	43,386

Deferred:
Federal	(3,171)	3,182	(8,873)
State	(559)	401	(1,227)

	(3,730)	3,583	(10,100)

	$59,950	$49,427	$33,286

The actual income tax differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of the assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At November 30, 2003 and 2002, the tax effects of significant temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

(In thousands)	2003	2002
Deferred tax assets:
Loss reserves	$13,299	$9,689
Accruals not currently deductible	5,871	3,499
Other	3,381	1,907

	22,551	15,095
Valuation allowance	—	(225)

	22,551	14,870

Deferred tax liabilities:
Intangible assets	—	1,647
Other	11,481	5,465

	11,481	7,112

Net deferred tax asset	$11,070	$7,758

The Division recorded $0.4 million of deferred tax liabilities related to the purchase of Mid America Title Company. The Division’s net deferred tax asset is included in other assets in the accompanying balance sheets.

7.	FINANCIAL INSTRUMENTS

Discussion of Credit and Interest Rate Risk Management—LFS enters into derivative financial instruments in the normal course of business through the origination and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates. These financial instruments include commitments to extend credit (e.g., the mortgage loan pipeline), forward contracts for the delivery of mortgage-backed securities (“MBS”), and other hedging instruments. These instruments involve, to varying degrees, elements of credit and market risk. All of LFS’ derivative financial instruments are held or issued for purposes other than trading.

As of November 30, 2003, the Division’s pipeline of loans in process totaled approximately $2.6 billion. Loans in process for which interest rates were committed to the borrower totaled approximately $330.7 million as of November 30, 2003. Substantially all of these commitments were for periods of 60 days or less. To minimize credit risk, LFS uses the same credit policies in the approval of the commitments as are applied to all lending activities. Since a portion of these commitments are expected to expire without being exercised by the borrowers, the total commitments do not necessarily represent future cash requirements.

Mandatory MBS forward commitments and MBS option contracts are used by LFS to hedge its interest rate exposure during the period from when LFS extends an interest rate lock to a loan applicant until the time in which the loan is sold to an investor. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by LFS by entering into agreements only with investment bankers with primary dealer status and with permanent investors meeting the credit standards of LFS. At any time, the risk to LFS, in the event of default by the purchaser, is the difference between the contract price and current market value. At November 30, 2003, LFS had open commitments amounting to $512.0 million to sell MBS with varying settlement dates through January 2004.

Fair Value of Financial Instruments—SFAS No. 107, Disclosures About Fair Values of Financial Instruments, requires the disclosure of information about certain financial instruments. The estimated fair values have been determined by LFS using available market information and appropriate valuation methodologies. The fair values are significantly affected by the assumptions used. Accordingly, the use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The estimated fair values presented herein are not necessarily indicative of the amounts that LFS could realize in a current market exchange.

The following describes the methods and assumptions used by LFS in estimating fair values:

Cash and Accounts Payable—Fair value approximates their carrying values because of their typically liquid, short-term nature and market rate terms.

Loans Held for Sale, net—Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans Held for Investment, net—Fair value is based on discounting estimated cash flows through the estimated maturity, adjusted for approximate prepayments, using appropriate market discount rates, or quoted market prices.

Collateral for Bonds and Notes Payable—Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Investment Securities—Fair value is based on quoted market prices.

Borrowings Under Credit Agreements—Fair value approximates carrying value due to variable interest rate pricing terms and the short-term nature of the borrowings.

Bonds and Notes Payable—Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Commitments to Originate and to Sell Loans—Fair value of commitments to originate loans is based upon the difference between the current value of similar loans and the price at which LFS has committed to originate the loans. The fair value of commitments to sell loan contracts is the estimated amount that LFS would receive or pay to terminate the commitments at the reporting date based on market prices for similar financial instruments.

The estimated fair value of the Division’s financial instruments was as follows:

	November 30
(In thousands)	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Loans held for sale, net	$542,507	$542,507	$708,304	$708,304
Loans held for investment, net	30,451	29,355	30,137	29,467
Collateral for bonds and notes payable	4,817	5,134	8,411	8,912
Investment securities	28,022	28,021	22,379	22,412

Financial liabilities:
Borrowings under credit agreements	734,657	734,657	853,416	853,416
Bonds and notes payable	4,580	4,930	7,947	8,465

Other instruments:
Commitments to originate loans	(229)	(229)	(717)	(717)
Commitments to sell loans and option contracts	(1,120)	(1,120)	1,430	1,430

The table above excludes cash, receivables and accounts payable, which had fair values approximating their carrying values.

8.	RELATED PARTIES

During 2003 and 2002, Lennar has periodically advanced and borrowed funds to and from LFS. These advances and borrowings are short-term in nature and bear interest at a rate tied to Lennar’s short-term borrowing rate. At November 30, 2003 and 2002, Lennar had borrowed $242.4 million and $171.4 million, respectively, from LFS. LFS believes that Lennar has the ability and intent to repay all amounts owed. LFS recorded net interest income related to these advances of $4.8 million and $4.4 million in 2003 and 2002, respectively.

At November 30, 2003 and 2002, LFS had issued and outstanding $1.1 million and $4.8 million, respectively, of letters of credit for the benefit of Lennar.

9.	COMMITMENTS AND CONTINGENCIES

Because of the nature of its activities, LFS is at times subject to threatened legal actions which arise out of the normal course of business. In the opinion of management, there is no pending, active or threatened litigation which will have a material effect on the Division’s financial position or results of operations.

LFS has committed to certain lease agreements to rent office facilities and equipment. Base rental expense for the years ended November 30, 2003, 2002 and 2001 was $25.5 million, $22.7 million and $17.6 million, respectively. Future minimum payments under the noncancelable leases are as follows:

Years ending November 30
(In thousands)	Amount
2004	$19,829
2005	15,934
2006	12,606
2007	9,168
2008	5,125
2009 and thereafter	5,205

Total minimum payments required	$67,867

LFS has guaranteed obligations of Lennar with regard to certain issues of its outstanding debt, and the stock of LFS has been pledged as collateral for Lennar’s obligations with regard to that debt. LFS knows of no event of default which would require it to satisfy these guarantees and the fair value of these contingent liabilities is considered immaterial.

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